Exhibit 10.1

Loan Number:  7000256

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of June 20, 2011

by and among

RLJ LODGING TRUST, L.P.,
as Borrower,

RLJ LODGING TRUST,
as Parent Guarantor,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6.,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

BANK OF AMERICA, N.A.,
as Syndication Agent

and

PNC BANK, NATIONAL ASSOCIATION,
and
BARCLAYS BANK PLC
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Documentation Agents

WELLS FARGO SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 1.2.	Permitted Liens
SCHEDULE 4.1.	Initial Borrowing Base Properties
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Properties
SCHEDULE 7.1.(g)	Indebtedness and Guaranties
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(s)	Affiliate Transactions
SCHEDULE 11.1.(d)	Certain Non-Recourse Indebtedness

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Notice of Swingline Borrowing
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Revolving Note
EXHIBIT H	Form of Swingline Note
EXHIBIT I	Form of Transfer Authorizer Designation Form
EXHIBIT J	Form of Compliance Certificate

THIS CREDIT AGREEMENT as amended, supplemented or otherwise modified from time to time, (this “Agreement”) dated as of June 20, 2011 by and among RLJ LODGING TRUST, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), RLJ LODGING TRUST, a Maryland real estate investment trust (“Parent Guarantor”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6. (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”).

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders desire to make available to the Borrower a $300,000,000.00 revolving credit facility with a $40,000,000.00 swingline subfacility and a $30,000,000.00 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.(b).

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent Guarantor and its Subsidiaries determined on a consolidated basis for such period minus (b) the sum of (i) FF&E Reserves for all Hotel Properties of the Parent Guarantor and its Subsidiaries for such period and (ii) the Parent Guarantor’s and its Subsidiaries’ Ownership Share of the FF&E Reserves for all Hotel Properties of their Unconsolidated Affiliates for such period.

“Adjusted Funds from Operations” means, with respect to a Person and for a given period, Funds from Operations of such Person for such period, plus non-cash charges, including  amortization expense for stock options and impairment charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments), of such Person for such period.

“Adjusted Net Operating Income” or “Adjusted NOI” means, for any period, the Net Operating Income of the applicable Hotel Properties for such period, subject to the following adjustments:

(a)          for each applicable Hotel Property base management fees shall equal the greater of (i) three percent (3.0%) of Gross Operating Revenues or (ii) the actual base management fees paid under the applicable Management Agreement;

(b)         for each applicable Hotel Property reserves for FF&E and capital items shall equal the greater of (i) four percent (4.0%) of Gross Operating Revenues or (ii) the amount of reserves required under the applicable Management Agreement or Franchise Agreement; and

(c)          for each applicable Hotel Property royalty fees shall equal the greater of (i) four percent (4.0%) of Gross Operating Revenues or (ii) the actual royalty fees payable under the applicable Franchise Agreement.

For purposes of determining Adjusted NOI, the Net Operating Income shall be calculated on a pro forma basis for acquisitions and dispositions during such period, such that (i) in the case of a Hotel Property acquired during the calculation period, the Net Operating Income thereof for the entire period shall be included in the determination of Adjusted NOI and (ii) in the case of a Hotel Property disposed of during the calculation period, the Net Operating Income thereof for the entire period shall be excluded in the determination of Adjusted NOI for such period.

“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries or Unconsolidated Affiliates.

“Administrative Agent” means Wells Fargo Bank, National Association or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by a Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 3.11.(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage rate set forth below corresponding to the Leverage Ratio as determined in accordance with Section 10.1.(a) (subject to increase (if applicable) as provided in Section 10.1.(a)):

Level	Leverage Ratio	Applicable Margin
1	Less than 4.00 to 1.00	2.25%
2	Greater than or equal to 4.00 to 1.00 but less than 5.00 to 1.00	2.50%
3	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	2.75%
4	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	3.00%
5	Greater than or equal to 6.00 to 1.00	3.25%

The Applicable Margin shall be determined by the Administrative Agent from time to time based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3.  Any adjustment to the Applicable Margin (including, without limitation, the adjustments provided for in Section 10.1.(a)) shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3., the Applicable Margin shall equal the percentage corresponding to Level 5 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered.  Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on the Leverage Ratio as set forth in the Compliance Certificate delivered by the Borrower on the Effective Date pursuant to Section 6.1.(a)(xi).  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.  The provisions of this definition shall be subject to Section 2.4.(c).

“Approved Brand” means (a) any of the following hotel brands: Hilton Worldwide, Inc., Hyatt Hotels Corporation, Intercontinental Hotel Group, Marriott International, Inc. or Starwood Hotels & Resorts Worldwide, Inc. and (b) any other hotel brand approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Approved Ground Lease” means, with respect to a Hotel Property, a ground lease that (a) has a remaining term (including renewal options that are exercisable without condition) of not less than fifty (50) years at the time such Hotel Property is first included as a Borrowing Base Property, or in the event that such remaining term is less than fifty (50) years, such ground lease either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is, in the reasonable judgment of the Administrative Agent, de minimus or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term, (b) permits a leasehold mortgage on terms satisfactory to Administrative Agent, (c) provides that such lease may not be terminated by the ground lessor without prior notice to the leasehold mortgagee and an opportunity for such leasehold mortgagee to cure any default by the lessee (including adequate time for the leasehold mortgagee to obtain possession to effect such cure), and (d) is otherwise satisfactory to the Administrative Agent in its reasonable judgment.

“Approved Manager” means, (i) Aimbridge Hospitality, L.P., Concord Hospitality Enterprises Company, Crescent Hotels & Resorts, LLC, Crestline Hotels & Resorts, Inc., Crossroads Hospitality, Embassy Suites Management, LLC., Highgate Hotels, L.P., Hilton Worldwide, Inc., Intercontinental Hotel Group, Hyatt Hotels Corporation, Interstate Management Company, LLC, K Partners Hospitality Group, Noble Management Group, LLC, Marriott International, Inc., Sage Hospitality, LLC, Starwood Hotels & Resorts Worldwide, Inc., Urgo Hotels, L.P., Stonebridge Realty Advisors, Inc., White Lodging Services Corporation, Windsor Management Services, LLC or any affiliate or successor of any of the foregoing and (ii) any other third-party property management company approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) in writing.

“Arrangers” means Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignee” has the meaning given that term in Section 13.6.(c).

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the sum of the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.4.(c).

“Borrowing Base Property” means an Eligible Property that is included in the Unencumbered Pool pursuant to Section 4.1.  Unless otherwise approved by the Requisite Lenders, a Property shall cease to be a Borrowing Base Property if at any time such Property shall cease to be an Eligible Property.

“Business Day” means (i) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (ii) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalization Rate” means 8.75%, provided, however that in the case of Hotel Properties in the central business districts in New York, New York (including Doubletree Metropolitan, Fashion 26 and Hilton Garden Inn on W. 35th), Washington, DC (including Homewood Suites and Fairfield Inn and Suites), Chicago, Illinois and Boston, Massachusetts, the Capitalization Rate shall mean 8.00%.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means the deposit of money in the Letter of Credit Collateral Account in accordance with this Agreement, and “Cash Collateral” means the money so deposited.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than thirty days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the

Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to participate in Letters of Credit pursuant to Section 2.2.(i), and to participate in Swingline Loans pursuant to Section 2.3.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount,” as the same may be reduced from time to time pursuant to Section 2.12. or otherwise pursuant to the terms of this Agreement.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following:  (a) the making (or deemed making) of any Loan and (b) the issuance, amendment or renewal of a Letter of Credit.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both; provided, however, that the failure to make any payment of interest or any payment of fees provided for in Sections 3.5.(b) and 3.5.(c) shall not constitute a Default unless and until such failure continues for three (3) Business Days following Administrative Agent’s delivery to Borrower of an invoice therefor (which delivery may be effected by actual delivery of the written invoice or by electronic communication, including the Internet, e-mail or an intranet website to which the Borrower has access).

“Defaulting Lender” means, subject to Section 3.9.(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as the ownership of such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(e)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender or any of their Affiliates).

“Development/Redevelopment Property” means at any time a Property that upon completion will constitute a Hotel Property and that is currently under development and not an operating property during such development and, subject to the last sentence of this definition, on which the improvements related to the development  have not been completed. The term “Development/Redevelopment Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate.  A Development/Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Hotel Property has been completed for at least four (4) full fiscal quarters shall cease to constitute a Development/Redevelopment Property; provided, however, that Borrower shall be permitted to designate such Property as a Seasoned Property at any earlier time.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drawing” has the meaning given that term in Section 2.2.(d)(i).

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of:

(a)           net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Hotel Properties; (v) closing costs related to the acquisition of properties that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period; (vi) other non-cash charges, including  amortization expense for stock options and impairment charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments); and (vii) equity in net income (loss) of its Unconsolidated Affiliates; plus

(b)           such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.

For purposes of this definition, nonrecurring items shall be deemed to include gains and losses on early extinguishment of Indebtedness.  EBITDA shall also be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP.

For purposes of determining EBITDA for any calculation period of twelve months, net earnings of any Hotel Property shall be calculated on a proforma basis for acquisitions and dispositions, such that (i) in the case of a Hotel Property acquired during the calculation period, the net income (loss) from such Hotel Property for the entire period shall be included in the determination of EBITDA and (ii) in the case of a Hotel Property disposed of during the calculation period, the net income (loss) from such Hotel Property shall be excluded in the determination of EBITDA for such period.  If (i) by reason of the foregoing sentence, EBITDA includes (or excludes) net earnings of a Hotel Property for any quarter during the calculation period prior to the acquisition (or disposition) thereof and (ii) the Person that acquired (or disposed of) such Hotel Property incurred (or repaid) Secured Indebtedness secured by such Hotel Property during the calculation period, there shall be included in (or excluded from) Fixed Charges for such period Interest Expense associated with such Secured Indebtedness for the time prior to such acquisition (or disposition), calculated on a pro forma basis as if (x) in the case of an acquisition, such Secured Indebtedness had encumbered such Hotel Property for each quarter of the calculation period in respect of which net earnings of such Hotel is included pursuant to clause (i) above and (y) in the case of a disposition, such Secured Indebtedness had been repaid at the beginning of such calculation period.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default exists, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Property” means a Hotel Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Hotel Property is operating as a lodging Property; (b) such Property is owned in fee simple by, or subject to an Approved Ground Lease to, the Borrower or a Subsidiary Guarantor which is a Wholly-Owned Subsidiary of the Borrower; (c) such Hotel Property is located in a State of the United States of America or in the District of Columbia; (d) neither such Hotel Property, nor if such Hotel Property is owned by a Subsidiary Guarantor, any of the Borrower’s direct or indirect ownership interest in such Subsidiary Guarantor, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (e) regardless of whether such Hotel Property is owned by the Borrower or a Subsidiary Guarantor, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Hotel Property as security for Indebtedness of the Borrower or such Subsidiary Guarantor, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property (it being understood that (x) a Financial Covenant Limitation or (y) any provision contained in any Hotel Sale Agreement restricting the creation of Liens on, or the sale, transfer or other disposition of, any property that is the subject of such Hotel Sale Agreement, shall not violate this clause (e)); and (f) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which are not individually or collectively material to the profitable operation of such Hotel Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean up of Hazardous Materials, including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect and amended from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Plans, as set forth Section 412 of the Code and Section 302 of ERISA, with respect to Plan Years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded FATCA Tax” means any tax, assessment or other governmental charge imposed under FATCA that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

“Excluded Subsidiary” means any Subsidiary (other than the Borrower) (a) holding title to assets that are or are reasonably expected within 60 days to become collateral for any Secured Indebtedness of such Subsidiary, or is a direct or indirect beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (b) that is or is reasonably expected within 60 days to become prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents, which provision was or is  reasonably expected within 60 days to be included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.  The 60-day periods provided above may be extended by the Administrative Agent in its reasonable discretion.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.  Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Trustees of the Parent Guarantor (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $5,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of April 5, 2011, by and between the Borrower, the Administrative Agent, the Syndication Agent and the Arrangers, as amended, supplemented or otherwise modified from time to time.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“FF&E” means all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on any Hotel Property or used in connection with the use, occupancy, operation and maintenance of all or any part of any Hotel Property, other than stocks of food, beverages and other supplies held for consumption in normal operation.

“FF&E Reserves” means, for any period and with respect to any Hotel Property, an amount equal to the greater of (a) 4.0% of Gross Operating Revenues of such Hotel Property or (b) the amount of reserves required under the Management Agreement or Franchise Agreement for such Hotel Property.

“Financial Covenant Limitation” has the meaning set forth in the definition of “Negative Pledge.”

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period (if applicable, calculated on a pro forma basis as provided in the last sentence of the definition of “EBITDA”), plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness) (if applicable, calculated on a pro forma basis as provided in the last sentence of the definition of “EBITDA”), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period, plus (d) the aggregate payment for cash taxes paid by such Person during such period.  The Parent Guarantor’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Parent Guarantor.

“Franchise Agreement” means an agreement permitting the use of the applicable hotel brand name, hotel system trademarks, trade names and any related rights in connection with the ownership or operation of a Hotel Property.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for Unconsolidated Affiliates.  Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other comparable authority (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Operating Expenses” means, for any period of time for any Hotel Property, all costs and expenses of maintaining, conducting and supervising the operation of such Hotel Property which are properly attributable to the period under consideration under the Borrower’s system of accounting, including without limitation (but without duplication): (i) the cost of all food and beverages sold or consumed and of all Inventory; (ii) salaries and wages of personnel employed at such Hotel Property, including costs of payroll taxes and employee benefits and all other expenses not otherwise specifically referred to in this paragraph which are referred to as “Administrative and General Expenses” in the Uniform System; (iii) the cost of all other goods and services obtained by Manager in connection with its operation of such Hotel Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment; (iv) the cost of repairs to and maintenance of such Hotel Property (excluding capital expenditures); (v) insurance premiums for all insurance maintained with respect to such Hotel

Property, including, without limitation, property damage insurance, public liability insurance, and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the use and operation of such Hotel Property and losses incurred with respect to deductibles applicable to the foregoing types of insurance; (vi) workers’ compensation insurance or insurance required by similar employee benefits acts; (vii) all personal property taxes, real estate taxes, assessments and any other ad valorem taxes imposed on or levied in connection with such Hotel Property (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question) and all other taxes, assessments and other governmental charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the owner or ground lessor of such Hotel Property or the applicable Manager or Operating Lessee with respect to the operation of such Hotel Property and water and sewer charges; (viii) all sums deposited into any maintenance or capital expenditure reserve, including the amount of the applicable FF&E Reserve; (ix) legal fees related to the operation of such Hotel Property; (x) except to the extent the same are normally treated as capital expenditures under the Uniform System or GAAP, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including the fees (if any) of the applicable Manager in connection therewith, such as ADA studies, life safety reviews, and energy efficiency studies; (xi) all expenses for marketing such Hotel Property, including all expenses of advertising, sales promotion and public relations activities; (xii) utility taxes and other taxes (as those terms are defined in the Uniform System) and municipal, county and state license and permit fees; (xiii) all fees (including base and incentive fees), assessments, royalties and charges payable under the applicable Management Agreement and Franchise Agreement (if any); (xiv) reasonable reserves for uncollectible accounts receivable; (xv) credit card fees, travel agent commissions and other third-party reservation fees and charges; (xvi) all parking charges and other expenses associated with revenues received by the applicable Manager related to parking operations, including valet services; (xvii) common expenses charges, common area maintenance charges and similar costs and expenses; (xviii) rent payments under any ground lease; and (xix) any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System in the applicable Management Agreement unless specifically excluded under the provisions of this Agreement.  Gross Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) the cost of any item specified in the applicable Management Agreement to be provided at Manager’s sole expense; (c) debt service; (d) capital repairs and other expenditures which are normally treated as capital expenditures under the Uniform System or GAAP; or (e) other recurring or non-recurring ownership costs such as partnership or limited liability company administration and costs of changes to business and liquor licenses.

“Gross Operating Revenues” means, for any period of time for any Hotel Property, without duplication, all income and proceeds of sales of every kind (whether in cash or on credit and computed on an accrual basis) received by the owner (or, if such Hotel Property is ground leased, the ground lessee) of such Hotel Property or the applicable Operating Lessee or Manager for the use, occupancy or enjoyment of such Hotel Property or the sale of any goods, services or other items sold on or provided from such Hotel Property in the ordinary course of operation of such Hotel Property, including, without limitation, all income received from tenants, transient guests, lessees (other than communications equipment lessees or service providers), licensees and concessionaires and other services to guests at such Hotel Property, and the proceeds from business interruption insurance, but excluding the following: (i) any excise, sales or use taxes or similar governmental charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than business interruption insurance); (iv) other allowances and deductions as provided by the Uniform System in determining the sum contemplated by this definition, by whatever name, it may be called; (v) proceeds of sales, whether dispositions of capital assets, FF&E or equipment (other than sales of Inventory in the ordinary course of business); (vi) gross receipts received by tenants, lessees (other than Operating Lessees), licensees or concessionaires of such Hotel Property; (vii) consideration received at such Hotel Property for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, and paid over to, the applicable Manager; (viii) tips, service charges and gratuities collected for the benefit of employees; (ix) proceeds of any financing; (x) working capital provided by the Parent Guarantor or any Subsidiary or the applicable Operating Lessee; (xii) amounts collected from guests or patrons of such Hotel Property on behalf of tenants of such Hotel Property and other third parties; (xii) the value of any goods or services in excess of actual amounts paid (in cash or services) provided by the applicable Manager on a complimentary or discounted basis; and (xiii) other income or proceeds resulting other than from the use or occupancy of such Hotel Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from such Hotel Property in the ordinary course of business. Gross Operating Revenues shall be reduced by credits or refunds to guests at such Hotel Property.

“Guarantors” means (a) the Parent Guarantor and (b) the Subsidiary Guarantors.

“Guaranty”, “Guaranteed”, “Guarantying” or “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  Obligations in respect of customary performance guaranties and Guaranties constituting Nonrecourse Indebtedness shall not be deemed to give rise to Indebtedness or otherwise constitute a Guaranty except as otherwise provided in the definition of “Nonrecourse Indebtedness”.  As the context requires, “Guaranty” shall also mean the Guaranty of even date herewith in the form of Exhibit F executed by the Guarantors in favor of the Administrative Agent for its benefit and the benefit of the Lenders, as the same may be supplemented, amended or otherwise modified from time to time.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hotel Property” means a Property on which there is located an operating hotel.

“Hotel Sale Agreement” means any agreement providing for the sale of a Hotel Property or Equity Interests in a Subsidiary Guarantor that directly or indirectly owns such Hotel Property.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

(a)           all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business and not more than thirty (30) days past due unless being contested in good faith);

(b)           all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered;

(c)           Capitalized Lease Obligations of such Person;

(d)           all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);

(e)           all Off-Balance Sheet Obligations of such Person;

(f)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment  (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)) in respect of any

Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)           all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock); provided, however, that purchase obligations pursuant to this clause (g) shall be included only to the extent that the amount of such Person’s liability for the purchase price is not limited to the amount of any associated deposit given by such Person;

(h)           net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero);

(i)            all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability);

(j)            all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and

(k)           such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person (other than with respect to customary non-recourse carve-outs described in clause (i) above), in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).  All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.  The calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such Indebtedness at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of Indebtedness shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

“Indemnified Costs” has the meaning given that term in Section 13.10.(a).

“Indemnified Party” has the meaning given that term in Section 13.10.(a).

“Intellectual Property” has the meaning given that term in Section 7.1.(t).

“Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the such Person’s Ownership Share of Interest Expense of its Unconsolidated Affiliates for such period. Interest Expense shall include the interest component of Capitalized Lease Obligations and shall exclude the amortization of any deferred financing fees.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Inventory” shall have the meaning ascribed to such term in the UCC, and including within the term items which would be entered on a balance sheet under the line items for “Inventories” or “China, glassware, silver, linen and uniforms” under the Uniform System.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment to the extent that it constitutes Indebtedness.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial public offering of common stock in the Parent Guarantor.

“IPO Date” means May 16, 2011.

“Issuing Bank” means Wells Fargo in its capacity as an issuer of Letters of Credit pursuant to Section 2.2.

“L/C Commitment Amount” has the meaning given to that term in Section 2.2.(a).

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.2.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document between the Borrower and the Issuing Bank governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Exposure” means, at any time, the aggregate amount of all Letter of Credit Liabilities at such time.  The Letter of Credit Exposure of any Lender at any time shall be its Commitment Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2. in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Leverage Ratio” means, as of a given date, the ratio of (a) (i) Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis determined as of such date minus

(ii) Unrestricted Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries in excess of $50,000,000 on such date, to (b) EBITDA of the Parent Guarantor and its Subsidiaries for the period of the four consecutive fiscal quarters ending on such date.

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%) referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in U.S. Dollars at approximately 12:00 noon, New York time, two Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day for a one-month deposit in U.S. Dollars having a one-month Interest Period determined at approximately  12:00 noon, New York time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this

Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan or a Swingline Loan or, as the context requires, a Revolving Loan and a Swingline Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Derivatives Contract), as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Modification Agreement” has the meaning given that term in Section 13.7.(d).

“Loan Party” means the Borrower, the Parent Guarantor and the Subsidiary Guarantors.

“Major Renovation Property” means a Hotel Property undergoing renovations (including all renovations that are part of an overall plan in respect of such Hotel Property or that are similar or related to other renovations, even though not performed at the same time) that:

(a) have resulted in, or are reasonably expected to result in, more than twenty-five percent (25%) of the rooms in such Hotel Property not being available for occupancy for a period of more than sixty (60) days, or

(b) have a projected cost involving expenditures during any 18-month period that exceeds forty percent (40%) of the book value of such Hotel Property (as determined prior to the commencement of such renovations) or

(c) have resulted in, or are reasonably expected to result in, a reduction of Net Operating Income of such Hotel Property of thirty percent (30%) or more during any period of twelve (12) consecutive months (as compared to the period of twelve (12) consecutive months immediately prior to the commencement of such renovations).

A Hotel Property that ceases operations during renovation shall constitute a Development/Redevelopment Property and shall not constitute a Major Renovation Property.

“Management Agreement” means any agreement entered into by the Parent Guarantor, a Subsidiary or an Unconsolidated Affiliate under which it engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property.

“Manager” means the Person engaged as a manager pursuant to a Management Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for stock that is not Mandatorily Redeemable Stock at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for stock that is not Mandatorily Redeemable Stock, in the case of each of clauses (a), (b) and (c) above, on or prior to the Maturity Date.

“Margin Stock” shall mean “margin stock” or “margin securities” as such terms are defined in Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under any Loan Document, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than the Loan Documents), to which the Borrower or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

“Material Subsidiary” means any Subsidiary (other than the Borrower) of the Parent Guarantor (a) that owns in fee simple, or leases pursuant to an Approved Ground Lease, a Borrowing Base Property or (b) to which more than 1.00% of Total Asset Value (excluding cash and Cash Equivalents) is attributable on an individual basis.

“Maturity Date” means June 20, 2014, as such date may be extended pursuant to Section 2.13.

“Maximum Loan Availability” means, at any time, the lesser of (a) the amount, if any, by which (i) the Unencumbered Asset Value exceeds (ii) all Unsecured Indebtedness (other than the Loans and Letter of Credit Liabilities), of the Parent Guarantor and its Subsidiaries on a consolidated basis and (b) the aggregate amount of the Commitments at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Receivable” means the principal amount of an obligation owing to a Person that is secured by a mortgage, deed of trust, deed to secure debt or similar security instrument granting a Lien on real property as security for the payment of such obligation.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Hotel Sale Agreement) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Obligations); provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets (such an agreement, a “Financial Covenant Limitation”), shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the amount by which the Gross Operating Revenues of such Property for such period exceed the Gross Operating Expenses of such Property for such period.

“Net Proceeds” means, with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“New Property” means each Hotel Property acquired by the Parent Guarantor or any Subsidiary or any Unconsolidated Affiliate (as the case may be) from the date of acquisition for a period of four full fiscal quarters after the acquisition thereof, provided, however, that, upon the Seasoned Date for any New Property (or any earlier date selected by Borrower), such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

“Non-Consenting Lender” has the meaning given that term in Section 13.7.(c).

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.3.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Off-Balance Sheet Obligations” means, with respect to any Person, liabilities and obligations of such Person or any of its Subsidiaries in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Person’s report on Form 10-Q or Form 10-K (or their equivalents) which such Person is required to file with the SEC (or any Governmental Authority substituted therefor).

“Operating Lessee” means, with respect to a Hotel Property, the Subsidiary of the Parent Guarantor that leases such Hotel Property from a Subsidiary of the Parent Guarantor that is the owner or ground lessee of such Hotel Property.

“Operating Property Value” means, at any date of determination,

(a) for each Seasoned Property, (i) the Adjusted NOI for such Property for the period of twelve (12) months ended on such date of determination divided by (ii) the applicable Capitalization Rate, and

(b) for each New Property, the GAAP book value for such New Property (until the Seasoned Date, or earlier at Borrower’s election).

Notwithstanding the foregoing, for all periods ending on or prior to June 30, 2012, Operating Property Value  for all Properties shall be the GAAP book value thereof.

“Option to Extend” has the meaning given that term in Section 2.13.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent Guarantor” has the meaning set forth in the introductory paragraph hereof and shall include the Parent Guarantor’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 13.6.(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Amendment” has the meaning given that term in Section 13.7.(d).

“Permitted Environmental Liens” means any Lien arising out of or related to any Environmental Laws, which Lien consists solely of restrictions on the use of real property that do not materially detract from the profitable operation of such property in the business of the Parent Guarantor, the Borrower and its other Subsidiaries.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i)  Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws (other than Permitted Environmental Liens)) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or any similar Applicable Law; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank; (f) judgment and attachment liens on Properties in respect of judgments not constituting an Event of Default, provided that, in the case of Borrowing Base Properties, such Lien is discharged within not more than 60 days or stayed pending appeal; (g) Capitalized Lease Obligations and purchase money obligations in respect of personal property in an aggregate amount with respect to the Unencumbered Pool not to exceed 1.0% of the Unencumbered Asset Value in the aggregate; and (h) Liens identified in Schedule 1.2 hereto.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation that is not paid when due, the rate otherwise applicable plus an additional three percent (3%) per annum and with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) a rate per annum equal to Base Rate as in effect from time to time plus three percent (3.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent Guarantor or any of its Subsidiaries.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent Guarantor or any of its Subsidiaries, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means Wells Fargo’s office located at 608 2nd Avenue S., 11th Floor, Minneapolis, MN 55402.

“Pro Forma Financial Statements” has the meaning given that term in Section 7.1.(k).

“Property” means a parcel of real property and the improvements thereon owned or ground leased (in whole or in part) by the Parent Guarantor or any of its Subsidiaries (or, if applicable, Unconsolidated Affiliates).

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the sum of the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities owing to such

Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities of all Lenders as of such date.

“Rating Agency” means S&P, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” regardless of the date enacted, adopted, issued or implemented.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code.

“Requisite Lenders” means, as of any date, Lenders having at least 50.1% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 50.1% of the aggregate principal amount of the outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Responsible Officer” means with respect to any Person, the chief executive officer, chief financial officer or treasurer of such Person.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; in the case of each of (a), (b) and (c), other than a payment, redemption, exchange or similar transaction to the extent the consideration paid by the Parent Guarantor or any of its Subsidiaries is shares of Equity Interests that do not constitute Mandatorily Redeemable Stock.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit G, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“Seasoned Date” means the first day on which an acquired Hotel Property has been owned for four (4) full fiscal quarters following the date of acquisition.

“Seasoned Property” means (a) each Hotel Property (other than a New Property) owned by Parent Guarantor or any of its Subsidiaries or Unconsolidated Affiliates and (b) upon the occurrence of the Seasoned Date of any New Property, such Hotel Property.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any Property or (to the extent hereinafter provided) any Equity Interests and, in the case of the Parent Guarantor, shall include (without duplication) the Parent Guarantor’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates; provided, however, that Indebtedness of the type described in clause (g) of the definition of Indebtedness shall not constitute Secured Indebtedness. Notwithstanding the foregoing, Indebtedness that is secured by a pledge of Equity Interests and not by Property owned by the issuer of such Equity Interests shall constitute Secured Indebtedness only if such Property also secures Indebtedness of such issuer.

“Secured Recourse Indebtedness” means, with respect to a Person as of a given date, such Person’s Secured Indebtedness that is not Nonrecourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total existing debts and liabilities (including all contingent liabilities), as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act; (b) such Person is able to generally pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantors” means the Subsidiaries identified in Schedule 1.1 hereto on the Agreement Date and each other Subsidiary that hereafter joins in the Guaranty by execution of an Accession Agreement pursuant to Section 8.14.(a).

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.3.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Maturity Date.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent Guarantor and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining such stockholders’ equity): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Top 25 Market” means the twenty-five (25) largest Metropolitan Statistical Areas as defined, and published from time to time, by the United States Office of Management and Budget.

“Total Asset Value” means, without duplication, the sum of (a) the following amounts with respect to the following assets owned by Parent Guarantor or any of its Subsidiaries: (i) the Operating Property Value of all Hotel Properties; (ii) the amount of all Unrestricted Cash and Cash Equivalents; (iii) the book value of all Development/Redevelopment Properties, Mortgage Receivables and Unimproved Land; and (iv) the contract purchase price for all assets under contract for purchase (to the extent included in Indebtedness); plus (b) the applicable Ownership Share of any Unconsolidated Affiliate of the Parent Guarantor of any asset described in clause (a) above.

“Total Budgeted Cost” means, with respect to a Development/Redevelopment Property at any time, (a) the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued with respect to the development, construction and completion of such Property that have not been paid at such time, including, without limitation, all amounts budgeted with respect to all of the following: (i) acquisition of land and any related improvements; (ii) a reasonable and appropriate reserve for construction interest (to the extent required by the construction lender); (iii) a reasonable and appropriate operating deficit reserve; and (iv) other hard and soft costs associated with a Development/Redevelopment Property; and (b) in the case of a Development/Redevelopment Property owned by an Unconsolidated Affiliate, an amount equal to the product of (1) the costs for such Property identified in clause (a) above and (2) the applicable Ownership Share.

“Total Budgeted Renovation Cost” means, with respect to a Major Renovation Property at any time, (a) the aggregate amount of all hard and soft costs budgeted to be paid, incurred or otherwise expended or accrued with respect to the performance and completion of the renovations at such Property that have not been paid at such time, and (b) in the case of a Major Renovation Property owned by an Unconsolidated Affiliate, an amount equal to the product of

(1) the costs for such Property identified in clause (a) above and (2) the applicable Ownership Share.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit I to be delivered to the Administrative Agent pursuant to Section 6.1.(a)(xii), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period, the aggregate Adjusted NOI of the Unencumbered Pool.

“Unencumbered Asset Value” means at any time the Operating Property Value of the Unencumbered Pool at such time.

“Unencumbered Pool” means, at any time, collectively, those Hotel Properties that constitute Borrowing Base Properties at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition 2006, as published by the Education Institute of the American Hotel & Motel Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within such Uniform System of Accounts.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the such Person.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that (i) any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness unless the same constitutes Secured Indebtedness as provided in the last sentence of the definition of “Secured Indebtedness”; and (ii) Indebtedness of the type described in clause (g) of the definition of Indebtedness shall not constitute Unsecured Indebtedness.

“Unsecured Interest Expense” means, for any period of four consecutive fiscal quarters, the greater of (a) actual Interest Expense on all Unsecured Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis or (b) the product of (i) the outstanding principal balance of such Unsecured Indebtedness and (ii) the greater of (x) the sum of one-month LIBOR as of the last day of such period and the then Applicable Margin or (y) 6.75%.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2.  General; References to New York City Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated

herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent Guarantor or a Subsidiary of such Subsidiary (including the Borrower and any Subsidiary of the Borrower) and a reference to an “Affiliate” means a reference to an Affiliate of the Parent Guarantor (including any Affiliate of the Borrower).  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to New York City time.  The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

ARTICLE II. CREDIT FACILITY

Section 2.1.  Revolving Loans.

(a)                                  Making of Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, including Section 2.15, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment.  Each borrowing of Revolving Loans hereunder shall be in an aggregate principal amount of $2,000,000 and integral multiples of $500,000 in excess of that amount (except that, subject to Section 2.15., any such borrowing of Revolving Loans may be in an aggregate amount equal to the sum of (x) the aggregate amount of the Commitments of all Lenders minus (y) the sum of the aggregate principal balance of all Revolving Loans, Swingline Loans and the Letter of Credit Liabilities).  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)                                 Requests for Revolving Loans.  Not later than 1:00 p.m. at least one (1) Business Day prior to a borrowing of Base Rate Loans and not later than 1:00 p.m. at least three (3) Business Days prior to a borrowing of LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing.  Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.  Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent

shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)                                  Funding of Revolving Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 10:00 a.m. on the date of such proposed Revolving Loans.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower at the Principal Office, not later than 1:00 p.m. on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.  No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

(d)                                 Assumptions Regarding Funding by Lenders.  With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Type of Revolving Loan elected by the Borrower in the Notice of Borrowing.  If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2.  Letters of Credit.

(a)                                  Letters of Credit.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.15. and Section 3.9.(c), the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Maturity Date, one or more standby letters of credit (each a “Letter of Credit”) up to the maximum aggregate Letter of Credit Liabilities at any one time outstanding not to exceed $30,000,000.00, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b)                                 Terms of Letters of Credit.  At the time of issuance, the form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank in accordance with its customary standards therefor.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond not more than one (1) year beyond the Maturity Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is not more than one (1) year beyond the Maturity Date, provided, further, however, that in the case of any Letter of Credit that, either when initially issued or when renewed, has an expiration date beyond the Maturity Date, the Borrower shall be obligated to Cash Collateralize such Letter of Credit in accordance with Section 2.14.(a).  The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be reasonably acceptable to the Administrative Agent and the Issuing Bank).

(c)                                  Requests for Issuance of Letters of Credit.  The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent and the Issuing Bank) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date.  The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2., the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent and the Issuing Bank) following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection.  The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Borrower, the Issuing Bank shall promptly deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of

Credit after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with the terms and provisions of any Loan Document, the terms and provisions of such Loan Document shall control.

(d)                                 Reimbursement Obligations.  Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit (a “Drawing”), the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such Drawing and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such Drawing; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse (either with the proceeds of a Base Rate Loan as provided for in subsection (e) below or with funds from other sources) the Issuing Bank for the amount of each Drawing at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than the notice provided for in the first sentence of this subsection (d).

(e)                                  Manner of Reimbursement.  Unless the Borrower shall notify the Issuing Bank and the Administrative Agent on the day that the Issuing Bank provides notice of the Drawing on the Letter of Credit as provided in subsection (d) above that the Borrower intends to reimburse the Issuing Bank for such Drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Base Rate Loan in the amount of (a) such Drawing and (b) any amounts referred to in Section 3.5(c) incurred by the Issuing Bank in connection with such payment, and the Lenders shall make a Base Rate Loan in such amount in accordance with subsection (j) below, the proceeds of which shall be applied to reimburse the Issuing Bank for the amount of such Drawing and costs and expenses.

(f)                                    Effect of Letters of Credit on Commitments.  Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                                 Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender.  In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including, without limitation, the following circumstances:  (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 13.10., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Loan made pursuant to the second sentence of subsection (d) above, the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender to the extent arising out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender (as the case may be) in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender with respect to any Letter of Credit.

(h)                                 Amendments, Etc.  The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)                                     Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower through a Base Rate Loan or otherwise in accordance with the terms of this Agreement.  In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the last two sentences of Section 3.5.(c)).  Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of this subsection (i), such Lender’s Commitment Percentage of such payment.

(j)                                     Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand or upon notice in accordance with subsection (e) above, in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each Drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to subsection (d); provided, however, that in respect of any Drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Base Rate Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing.  Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, whether as a Base Rate Loan or as a participation, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or (f) or (iv) the termination of the Commitments.  Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)                                  Information to Lenders.  Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

Section 2.3.  Swingline Loans.

(a)                                  Swingline Loans.  Subject to the terms and conditions hereof, including, without limitation, Sections 2.15. and 3.9.(c), the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $40,000,000.00, as such amount may be reduced from time to time in accordance with the terms hereof.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)                                 Procedure for Borrowing Swingline Loans.  The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 1:00 p.m. on the proposed date of such borrowing.  Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  Not later than 3:00 p.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 6.2.  for such borrowing, the Swingline Lender will make the proceeds of such

Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)                                  Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)                                 Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $500,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and, in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof not later than one (1) Business Day prior to such prepayment and not later than three (3) Business Days following the advance of such Swingline Loan.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)                                  Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date.  Unless the Borrower has repaid a Swingline Loan within three (3) Business Days of the date on which such Swingline Loan was advanced, the Borrower hereby irrevocably directs the Swingline Lender (for and on behalf of the Borrower), and the Swingline Lender hereby agrees, to request on such third (3rd) Business Day (or the following Business Day) a borrowing of Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Base Rate Loans not later than 11:00 a.m. at least one (1) Business Day prior to the proposed date of such borrowing.  Not later than 11:00 a.m. on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including, without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or (f)), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including, without limitation, any of the Defaults or Events of Default described in Sections 11.1. (e) or (f), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.4.  Rates and Payment of Interest on Loans.

(a)                                  Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and

(ii)                                  during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest.  All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)                                  Borrower Information Used to Determine Applicable Interest Rates.  The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within ten (10) Business Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.5.  Number of Interest Periods.

There may be no more than seven (7) different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6.  Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date (or such earlier date on which the Commitments are terminated in full in accordance with this Agreement).

Section 2.7.  Prepayments.

(a)                                  Optional.  Subject to Section 5.4., the Borrower may prepay any Loan in full or in part at any time without premium or penalty.  The Borrower shall give the Administrative Agent written notice at least two (2) Business Days prior to the prepayment of any LIBOR Loan or one (1) Business Day prior to the prepayment of any Base Rate Loan.  Each voluntary partial prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(b)                                 Mandatory.

(i)                                     Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Commitments (or if the Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans and/or Letter of Credit Liabilities), the amount of such excess.  All payments under this subsection (b)(i) shall be applied in accordance with the last sentence of Section 3.2.

(ii)                                  Maximum Loan Availability Overadvance.  If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Maximum Loan Availability, the Borrower shall within five (5) Business Days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Administrative Agent for prompt distribution to each Lender a written plan to eliminate such excess.  If such excess is not eliminated within fifteen (15) days of the Borrower obtaining knowledge of the occurrence thereof, then (unless otherwise approved by the Requisite Lenders) the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.  All payments under this subsection (b)(ii) shall be applied in accordance with the last sentence of Section 3.2.

Section 2.8.  Intentionally Omitted.

Section 2.9.  Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefore, continue as a LIBOR Loan with an Interest Period of one month.

Section 2.10.  Conversion.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type.  Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan.  Each such Notice of Conversion shall be given not later than (i) 11:00 a.m. three (3) Business Days prior to the date of any proposed Conversion into LIBOR Loans and (ii) 11:00 a.m. two (2) Business Days prior to the date of any proposed Conversion into Base Rate Loans.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11.  Notes.

(a)                                  Notes.  The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced at the request of such Lender by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.  The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced at the request of the Swingline Lender by a Swingline Note payable to the order of the Swingline Lender.

(b)                                 Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12.  Voluntary Reductions of the Commitment.

The Borrower may terminate or reduce the amount of the Commitments at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less that $10,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given (other than in connection with a proposed refinancing and termination of the Commitments in their entirety that does not close) and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Commitments below $100,000,000 unless the Borrower is terminating the Commitments in full.  Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction.  Without limitation of the provisions of Section 2.16., the Commitments, once reduced pursuant to this Section, may not be increased.  In the case of a termination of the Commitments, the Borrower shall pay all interest on the Loans and all fees, if any, accrued to the date of such termination of the Commitments to the Administrative Agent for the account of the Lenders.  In the case of any reduction or termination of the Commitments resulting in a repayment of the Loans pursuant to Section 2.6. or Section 2.7.(b) (as applicable), the Borrower shall also pay any applicable compensation due to each Lender in accordance with Section 5.4. of this Agreement.

Section 2.13.  Extension of Maturity Date.

The Borrower shall have one (1) option to extend (the “Option to Extend”) the Maturity Date by one (1) year upon satisfaction of each of the following conditions precedent:

(a)                                  The Borrower shall provide the Administrative Agent with written notice of the Borrower’s request to exercise the Option to Extend not more than one hundred twenty (120) days but not less than sixty (60) days prior to the initial Maturity Date;

(b)                                 As of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise the Option to Extend and as of the initial Maturity Date, no Default or Event of Default shall have occurred and be continuing, and the Borrower shall so certify in writing;

(c)                                  All representations and warranties of the Borrower under this Agreement shall be true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects) as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise the Option to Extend and as of the initial Maturity Date, except (A) to the extent that any such representation or warranty relates to a specific earlier date (in which case such representation and warranty shall have been true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall have been be true and correct in all respects) on and as of such earlier date) or (B) as a result of transactions permitted by this Agreement, and the Borrower shall so certify in writing;

(d)                                 The Borrower shall execute or cause the execution of all documents reasonably required by the Administrative Agent to effect the exercise of the Option to Extend; and

(e)                                  On or before the initial Maturity Date, the Borrower shall pay to the Administrative Agent (for the account of the Lenders) the extension fee provided for in Section 3.5(d).

Section 2.14.  Expiration Date of Letters of Credit Past Commitment Termination.

(a)                                  If a Letter of Credit, either when initially issued or when renewed, has an expiration date that is later than the Maturity Date, the Borrower shall, on or before the date that is thirty (30) days prior to the Maturity Date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the Stated Amount of such Letter of Credit for deposit into the Letter of Credit Collateral Account.

(b)                                 If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the Stated Amount of all such Letters of Credit for deposit into the Letter of Credit Collateral Account.

(c)                                  If a drawing pursuant to any such Letter of Credit described in subsection (a) or (b) above occurs on or prior to the expiration date of such Letter of Credit, the Borrower irrevocably authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If no drawing occurs on or prior to the expiration date of such Letter of Credit and provided no Event of Default exists, the Administrative Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date ten (10) days after the expiration date of such Letter of Credit.

Section 2.15.  Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall make any Loan, and the Issuing Bank shall not issue any Letter of Credit, if immediately after the making of such Loan or issuance of such Letter of Credit the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Maximum Loan Availability.

Section 2.16.  Increase in Commitments.

The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $450,000,000.00.  Each such increase in the Commitments must be an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof.  The Arrangers, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the

Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders.  Notwithstanding the foregoing, participation in all or any portion of such increase of the Commitments shall be offered by the Arrangers to any existing Lender selected by the Borrower or to any other bank, financial institution or other institutional lender selected by the Borrower, subject to the approval of the Administrative Agent to the extent set forth in clause (w) below.  No Lender shall be obligated in any way whatsoever to increase its Commitment.  If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ relative Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4. as a result of the prepayment of any such Revolving Loans.  Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (w) the Administrative Agent’s approval (which approval shall not be unreasonably withheld or delayed) of any new Lender (other than an Eligible Assignee), (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall been true and correct in all respects) on and as of such earlier date) and except as a result of transactions permitted by this Agreement, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the secretary or assistant secretary (or other individual performing similar functions) of (A) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) if requested by the Administrative Agent or any new Lender or Lender increasing its Commitment, an opinion of counsel to the Loan Parties, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) if requested by any new Lender or any existing Lender increasing its Commitment, new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments.  In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.16. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Section 2.17.  Funds Transfer Disbursements.

(a)                                  Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form.  The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)                                 Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would:  (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)                                  Limitation of Liability.  Neither the Administrative Agent, the Issuing Bank nor any Lender or other Indemnified Party shall be liable to the Borrower or any other party for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender or other Indemnified Party, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Bank’s or any Lender’s or other Indemnified Party’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or other Indemnified Party or the Borrower knew or should have known the likelihood of these damages in any situation.  Neither the Administrative Agent, the

Issuing Bank nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.  Payments.

(a)                                  Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank.  In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, on the Business Day of receipt of such amounts if received by the Administrative Agent by 11:00 a.m. on such day or, if received by the Administrative Agent later than 11:00 a.m., then within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein, including, without limitation, Sections 3.9.(c), 3.11.(a) and 13.7.(d):  (a) each borrowing from Lenders under Sections 2.1.(a), 2.2.(d) and 2.3.(e) shall be made from the Lenders, each payment of the fees under Sections 3.5.(a), and 3.5.(b), the first sentence of Section 3.5.(c) and Section 3.5.(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.1.)  shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3., shall be in accordance with their respective Commitment Percentages; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2., shall be in accordance with their respective Commitment Percentages.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.(e), in which case such payments shall be pro rata in accordance with such participating interests).  Any payment or prepayment of principal or interest made (i)(A)  during the existence of a Default or Event of Default or (B) pursuant to Section 2.7.(b)(ii), shall be made for the account of the Lenders in accordance with the order set forth in Section 11.5. and (ii) pursuant to Section 2.7.(b)(i), shall be made for the account of the Swingline Lender and the Lenders holding Commitments (or, if the Commitments have been terminated, holding Revolving Loans and Letter of Credit Liabilities) in accordance with the order set forth in Section 11.5.

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase the other

Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)                                  Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent, Syndication Agent and Arrangers.

(b)                                 Unused Facility Fees.  During the period from the Effective Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Amount by Which Commitments Exceed Revolving Loans and Letter of Credit Liabilities	Unused Fee
$0 to and including an amount equal to 50% of the aggregate amount of Commitments	0.30%
Greater than an amount equal to 50% of the aggregate amount of Commitments	0.40%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Maturity Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.  For the avoidance of doubt, for purposes of calculating an unused facility fee, the outstanding principal balance of Swingline Loans shall not be factored into the computation.

(c)                                  Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full.  The fee provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears (i) quarterly on the first day of each January, April, July and October, (ii) on the Maturity Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent.  In addition to such fee, the Borrower shall pay to the Issuing Bank solely for its own account prior to the issuance of each Letter of Credit, a nonrefundable fronting fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) of the Stated Amount of such Letter of Credit.  The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, and any drawings, amendments, renewals, extensions or other transactions relating thereto.

(d)                                 Extension Fee.  If the Borrower exercises its right to extend the Maturity Date in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to three-tenths of one percent (0.30%) of the amount of such Lender’s Commitment (whether or not utilized).

(e)                                  Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii) and, with respect to Swingline Loans, in Section 2.3.(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest, charges and payments (other than Fees) made pursuant to this Agreement and the other Loan Documents and quarterly with a statement of Fees paid pursuant to this Agreement, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.  Defaulting Lenders.

(a)                                  Generally.  If any Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Issuing Bank, or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including, without limitation, any right to vote in respect of any amendment, consent or waiver of terms of this Agreement or any other Loan Document, or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended while such Lender is a Defaulting Lender.  If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent, the Issuing Bank or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  No Commitment of any Lender shall be increased or otherwise affected, and except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section.  The rights and remedies of the

Borrower, the Administrative Agent, the Issuing Bank and the Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may have against such Defaulting Lender under this Agreement, any of the other Loan Documents, Applicable Law or otherwise.

(b)                                 Waterfall of Defaulting Lender Payments.  Any payment of principal, interest, fees (subject to subsections (c)(i)(C), (c)(i)(D), (c)(i)(E) and (f) below) or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure in accordance with subsection (c)(i)(B) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize such Defaulting Lender’s future Letter of Credit Exposure with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (c)(i) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans (or participations, if applicable, under Section 2.2.(j) or Section 2.3.(e)) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 6.2. were satisfied or waived (or were Loans made or participations acquired pursuant to Section 2.2(j) or Section 2.3.(e)), such payment shall be applied solely to pay the Loans (or participations) of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to subsection (c)(i)(A) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.9.(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Swingline Exposure and Letter of Credit Exposure.

(i)                                     If any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)                              so long as no Event of Default shall be continuing, all or any part of the Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective applicable Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Loans, Swingline Exposure and Letter of Credit Exposure, plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure, does not exceed the total of all non-Defaulting Lenders’ Commitments and, after giving effect to such reallocation, no non-Defaulting Lender’s Revolving Loans, Swingline Exposure and Letter of Credit Exposure exceed (in the aggregate) its Commitment;

(B)                                if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with subsection (iii) below for so long as such Letter of Credit Exposure is outstanding;

(C)                                if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.5.(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized;

(D)                               if the Letter of Credit Exposure of any Defaulting Lender is reallocated to the non-Defaulting Lenders pursuant to clause (A) above, then the fees payable to such Defaulting Lender pursuant to Section 3.5.(c) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be paid to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ applicable Commitment Percentages; and

(E)                                 if all of any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all Letter of Credit fees payable under Section 3.5.(c) with respect to the amount of such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Issuing Bank until such Letter of Credit Exposure is reallocated and/or Cash Collateralized.

(ii)                                  So long as such Lender is a Defaulting Lender, (A) the Swingline Lender shall not be required to fund any Swingline Loan, unless it is satisfied that the Defaulting

Lender’s Swingline Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders in accordance with subsection (c)(i) above, and participating interests in any such newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with subsection (c)(i) above (and such Defaulting Lender shall not participate therein) and (B) the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral is provided by the Borrower in accordance with subsection (c)(i) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection (c)(i) above (and such Defaulting Lender shall not participate therein).

(iii)                               In the event that pursuant to the provisions of subsection (c)(i) above the Borrower is required to Cash Collateralize the Letter of Credit Exposure of a Defaulting Lender, the Borrower shall pay to the Administrative Agent for the benefit of the Issuing Bank for deposit in the Letter of Credit Collateral Account the amount of money equal to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) of subsection (c)(i) above and Cash Collateral delivered to the Administrative Agent under clause fifth of subsection (b) above).  If a draw pursuant to any Letter of Credit occurs and the Issuing Bank is not fully reimbursed by the Borrower and/or the non-Defaulting Lenders, the Borrower irrevocably authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account by the Borrower (prior to the use of any Cash Collateral delivered to the Administrative Agent under clause fifth of subsection (b) above) to reimburse the Issuing Bank for the amount by which the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment exceeds the amounts received by the Issuing Bank from the Borrower and/or the non-Defaulting Lenders.

(d)                                 Intentionally Omitted.

(e)                                  Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments  (without giving effect to subsection (c)(i)(A) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Except to the extent that the agreement of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender referred to above includes arrangements for Cash Collateral, (i) the Cash Collateral delivered to Lender under clause fifth of subsection (b) above shall be applied in accordance with the priorities set forth in such subsection (b) and (ii) the Cash Collateral deposited by the Borrower shall be returned to the Borrower.

(f)                                    Fees.  During any period that any Lender is a Defaulting Lender and until such time as such Lender ceases to be a Defaulting Lender, the Borrower shall not be required to pay, such Defaulting Lender shall not be entitled to receive, and there shall not accrue during such period, any fees payable to such Defaulting Lender pursuant to Section 3.5.(b), Section 3.5.(c) (but without limitation of Borrower’s obligations under subsections (c)(i)(D) and (E) above) or Section 3.5.(d) (if and as applicable); provided, however, that if such Defaulting Lender remains a Lender and ceases to be a Defaulting Lender within thirty (30) days of the date on which it would have been entitled to receive a fee pursuant to Section 3.5.(d), Borrower shall promptly pay such fee.

Section 3.10.  Foreign Lenders; Taxes.

(a)                                  Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other governmental charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent, the Issuing Bank or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent, the Issuing Bank or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by the Issuing Bank’s or any Lender’s assets, net or gross income, revenue, receipts, or profits (including “branch profits”), (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, (v) any Excluded FATCA Tax and (vi) any taxes, deductions, withholdings or other governmental charges to the extent imposed as a result of the failure of a Lender, a Participant or the Issuing Bank, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes, deductions, withholdings or other governmental charges or required by the immediately following subsection (c) to be furnished by such Lender, Participant of the Issuing Bank, as applicable (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will (subject to subsection (b)):

(i)                                     pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)                                  promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)                               pay to the Administrative Agent for its account or the account of the applicable Lender or the Issuing Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Lender will equal the full amount that the Administrative Agent, the Issuing Bank or such Lender would have received had no such withholding or deduction been required.

(b)                                 Tax Indemnification.  If the Borrower fails to pay any Taxes when due pursuant to subsection (a) above to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the Issuing Bank or respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Bank or any Lender as a result of any such failure.  For purposes of this subsection (b), a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)                                  Tax Forms.  Prior to the date that any Lender, Participant, or Issuing Bank organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code (and any, Treasury Regulations issued pursuant thereto) (including, without limitation, Internal Revenue Service Forms W-8ECI, W-8BEN and W-8IMY, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender, Participant, or Issuing Bank establishing that payments to it hereunder and under the Notes are (i) not subject to United States federal backup withholding tax, (ii) not subject to United States federal withholding taxes (including by virtue of a double taxation treaty to which the United States is a party) , and (iii) therefore permitting such payments to be made without backup withholding or withholding taxes under the Internal Revenue Code.  Each such Lender, Participant, or Issuing Bank shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete or inaccurate, and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Administrative Agent, if such Lender, Participant, Issuing Bank, or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender, Participant or Issuing Bank fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code or other Applicable Law.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, Participant or Issuing Bank, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of a Lender, Participant or Issuing Bank under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)                                 FATCA.  Without limitation of Section 3.10(c), if a payment made to a Lender or a Participant under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Participant were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Participant shall (A) enter into such agreements with the Internal Revenue Service as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (D) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender or Participant has complied with any necessary requirements to establish an exemption from withholding under FATCA.  To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Participant, such Lender or Participant shall, to the extent permitted by Applicable Law, deliver to the Borrower and the Administrative Agent revised and/or updated documentation sufficient for the Borrower and the Administrative Agent to confirm such Lender’s or such Participant’s compliance with its obligations under FATCA.

(e)                                  USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (f), in no event will the Administrative Agent, the Issuing Bank or any Lender be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the Administrative Agent, Issuing Bank or Lender in a less favorable net after-Tax position than the Administrative Agent, Issuing Bank or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 3.11.  Mitigation Obligations; Replacement of Lenders.

(a)                                  If (i) any Lender requests compensation under Section 5.1., (ii) the Borrower is required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 3.10., (iii) any Lender is a Non-Consenting Lender, (iv) any Lender shall have given notice under Section 5.1.(c) or Section 5.3. of its inability to make or maintain as such any LIBOR Loan (provided that this clause (iv) shall not be applicable if the Requisite Lenders have given such notice) or (v) any Lender becomes a Defaulting Lender (any such Defaulting Lender and any Lender referred to in (i) through (iv) above being herein referred to as an “Affected Lender”), then the Borrower may, by giving written notice thereof to the Administrative Agent, such Affected Lender and the other Lenders, either (A) demand that such Affected Lender assign its Commitment and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(c), in consideration of the applicable payments provided for in subsection (b) or (c) below, and upon such demand the Affected Lender shall promptly, assign its Commitment and all of its other interests, rights and obligations under this Agreement and the Loan Documents to such Eligible Assignee, or (B) terminate the Commitment of such Affected Lender and notwithstanding Section 3.2. or any other provision herein to contrary requiring the pro rata treatment of payments to the Lenders, repay the entire outstanding principal balance of all Revolving Loans made by such Affected Lender, together with all accrued interest thereon, whereupon such Affected Lender shall no longer be a party hereto.  Upon any such assignment, the Affected Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement, and shall pay to the Administrative Agent an assignment fee as provided in Section 13.6.(c).  Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstance entitling the Borrower to require such assignment and delegation cease to apply.  In the case of any such assignment resulting from a claim for compensation under Section 5.1. or payments required to be made pursuant to Section 3.10. it shall be a condition to such assignment that such assignment will result in a reduction in such compensation or payments.

(b)                                 In the case of a Defaulting Lender, the purchase price for its Commitment shall be an amount equal to the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender.  A Defaulting Lender shall be entitled to receive any amount owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower, and there shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(c)                                  In the case of an Affected Lender that is not a Defaulting Lender, the sum required to be paid upon assignment of its Commitment shall be (i) the purchase price equal to the outstanding principal of its Loans, accrued interest thereon and all accrued fees, all of which shall be paid by the Assignee, and (ii) all other amounts payable by the Borrower to such Affected Lender hereunder (including amounts, if any, payable under Section 3.10. and Section 5.1.), all of which shall be paid by the Borrower.

ARTICLE IV. BORROWING BASE PROPERTIES

Section 4.1.  Eligibility of Properties.

(a)                                  Initial Borrowing Base Properties.  The Properties identified on Schedule 4.1.  shall, on the Effective Date, be the initial Borrowing Base Properties, and the Unencumbered Asset Value initially attributable to such Borrowing Base Properties shall be as set forth on Schedule 4.1.

(b)                                 Additional Borrowing Base Properties.  If after the Effective Date the Borrower desires that any additional Hotel Property be included in the Unencumbered Pool, the Borrower shall so notify the Administrative Agent in writing and shall furnish to Administrative Agent the following:

(i)                                     An executive summary of the Hotel Property including, at a minimum, the following information relating to such Property: (A) a description of such Hotel Property, such description to include the age, location, site plan and physical condition of such Hotel Property; (B) the purchase price paid or to be paid for such Hotel Property; and (C) the identity of the Approved Manager and Approved Brand for such Hotel Property;

(ii)                                  An operating statement or statements for such Hotel Property audited or certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP (if in the possession of the Borrower) for the previous fiscal year (if in the possession of the Borrower), the two fiscal years prior thereto (if in the possession of the Borrower) and the current fiscal year (to the extent such Hotel Property was operating during such periods), provided that, with respect to any period during which such Hotel Property was not owned by the Borrower or a Subsidiary, such information shall only be required to be delivered to the extent in the possession of the Borrower and such certification may be based upon the best of the Borrower’s knowledge;

(iii)                               If requested by the Administrative Agent, projections of Net Operating Income for such Hotel Property for the then current fiscal year, the next fiscal year (if in the possession of the Borrower) and the three fiscal years thereafter (if in the possession of the Borrower), with a summary of key assumptions;

(iv)                              If requested by the Administrative Agent, a capital expenditure plan for the then current fiscal year, the next fiscal year and (if in possession of the Borrower) the three fiscal years thereafter;

(v)                                 If requested by the Administrative Agent and to the extent in possession of the Borrower, any STAR reports for the prior fiscal year and the current fiscal year to date, comparing such Hotel Property to its competitive set;

(vi)                              If such Property is leased under a ground lease, a copy of such ground lease;

(vii)                           If requested by Administrative Agent, copies of the other Material Contracts for such Hotel Property;

(viii)                        A certificate of Borrower certifying to Administrative Agent and the Lenders that such Hotel Property satisfies the requirements of Section 4.2. (except to the extent that the Administrative Agent’s approval of the ground lease thereof is required for the same to constitute an Eligible Property); and

(ix)                                Such other information as the Administrative Agent may reasonably request with respect to such Hotel Property for the purpose of confirming that such Hotel Property is an Eligible Property.

Upon the Administrative Agent’s determination that a Hotel Property proposed by the Borrower for inclusion in the Unencumbered Pool (which determination shall not be unreasonably withheld, and shall in any event be made within ten (10) Business Days of the Borrower’s request therefor accompanied by the deliverables required pursuant to this Section 4.1.(b)) satisfies the requirements set forth herein, the Administrative Agent shall so notify the Borrower and the Lenders in writing, and such Hotel Property shall thereafter constitute a Borrowing Base Property, provided, however, that the Operating Property Value of such Hotel Property shall not be taken into account in determining the Maximum Loan Availability unless and until the Borrower shall deliver to the Administrative Agent a Compliance Certificate that includes such Hotel Property in the Unencumbered Pool.

Section 4.2.  Requirements for Unencumbered Pool.

The Unencumbered Pool shall satisfy the following requirements:

(a)                                  Each Borrowing Base Property shall (i) be an Eligible Property, (ii) operated by an Approved Manager under a Management Agreement and (iii) operated under an Approved Brand pursuant to a Franchise Agreement having a term (inclusive of any extension options exercisable by Borrower or its Subsidiaries) of not less than ten (10) years (measured from the date such Hotel Property is approved as a Borrowing Base Property); provided, however, (A) in the case a Franchise Agreement having a term of less than ten (10) years, the foregoing requirement shall be satisfied if the remaining term of such franchise agreement, together with the term of any other binding Franchise Agreement with respect to an Approved Brand that applies to such Hotel Property upon the expiration of such then effective franchise agreement, is not less than ten (10) years and (B) the Franchise Agreements for Holiday Inn Austin NW, Hilton Mystic, Embassy Suites Downey, Hampton Inn Fort Walton Beach, Renaissance Pittsburgh, Hampton Inn and Suites Denver Tech and Doubletree Hotel Columbia in effect on the Agreement Date shall be permitted to have a term shorter than ten (10) years;

(b)                                 There shall at all times be not less than fifteen (15) Borrowing Base Properties;

(c)                                  Not greater than 25.0% of the Unencumbered Asset Value shall be attributable to any single one Borrowing Base Property;

(d)                                 Ground leased Hotel Properties shall not comprise more than 30.0% of the Unencumbered Asset Value; provided that any Approved Ground Lease that either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is, in the reasonable judgment of the Administrative Agent, de minimus or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term shall not be included for purposes of this limitation; and

(e)                                  Not greater than 30.0% of the Unencumbered Asset Value shall be located in one individual Metropolitan Statistical Area or Top 25 Market (other than Washington, DC and New York, NY, where such limitation shall be not greater than 35.0%).

For clarity, the percentage limitations under clauses (c), (d) and (e) above shall operate only to exclude from the calculation of Unencumbered Asset Value the value of a Borrowing Base Property in excess of any applicable limitation (and shall not otherwise cause the property to cease to be a Borrowing Base Property).

Section 4.3.  Removal of Properties.

The Borrower may, upon not less than five (5) Business Days’ notice to the Administrative Agent, request removal of a Hotel Property from the Unencumbered Pool, subject to the following conditions: (a) no Default or Event of Default shall have occurred that is continuing (other than a Default or Event of Default that would be cured by removal of such Hotel Property from the Unencumbered Pool) or would result therefrom, (b) following such removal there shall not be less than fifteen (15) Borrowing Base Properties and (c) the Borrower shall have delivered to Administrative Agent a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing compliance with the covenants set forth in Section 10.1. as if such Hotel Property had not been included in the Unencumbered Pool.  Upon Administrative Agent’s confirmation that the conditions to such removal have been satisfied, the Administrative Agent shall so notify (not to be unreasonably withheld or delayed more than five (5) Business Days after request therefor) Borrower and the Lenders in writing specifying the date of such removal.

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1.  Additional Costs; Capital Adequacy.

(a)                                  Capital Adequacy.  If any Lender determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, as a consequence of, or with reference to, such Lender’s Commitment or its making or maintaining Loans below the rate which such Lender or such corporation controlling such Lender could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender or such corporation controlling such Lender to the extent that such Lender determines such increase in capital is allocable to such Lender’s obligations hereunder.  Without duplication of the Borrower’s obligations, a Participant shall be entitled to receive compensation under this Section 5.1. in an amount not to exceed the amount of the compensation to which the Lender from which it acquired such participation is entitled with respect to the portion of its Commitment equal to the amount of such participation (it being understood that the existence of a Participant shall not result in an increase in any amount payable to a Lender that would not have been payable if no participation had occurred).

(b)                                 Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) except as provided in Section 3.10.(c), changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitment (other than taxes, deductions, withholdings or other governmental charges that are excluded from the definition of “Taxes” pursuant to Section 3.10.(a)), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of LIBOR for such LIBOR Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)                                  Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(d)                                 Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax (other than taxes, deductions, withholdings or other governmental charges that are excluded from the definition of “Taxes” pursuant to Section 3.10.(a)), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall promptly pay to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)                                  Notification and Determination of Additional Costs.  Each of the Administrative Agent, Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided further, that none of the Administrative Agent, Issuing Bank or Lenders shall be entitled to claim any additional cost, reduction in amounts, loss, tax or other additional amount under this Article V. if such Person fails to provide such notice to the Borrower within 180 days of the date Administrative Agent, Issuing Bank or such Lender becomes aware of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amount.  The Administrative Agent, the Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and, in the case of the Issuing Bank or a Lender, to the Administrative Agent as well) a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section, provided, however, that notwithstanding anything to the contrary in this Section 5.1., in the case of any Regulatory Change described in clauses (x) or (y) of the definition of Regulatory Change, it shall be a condition to a Lender’s exercise of its rights, if any, under this Section 5.1. that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements where available.  Determinations by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 5.2.  Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)                                  the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(b)                                 the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3.  Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.  Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)                                  any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including,

without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 6.2.  to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive, provided that that the determinations in such statement are made on a reasonable basis and in good faith.

Section 5.5.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2., or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2., or Section 5.3. that gave rise to such Conversion no longer exist:

(i)                                     to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)                                  all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1.(c) or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6.  Change of Lending Office.

Each Lender agrees that it will, in good faith, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.7.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1.  Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)                                     counterparts of this Agreement executed by each of the parties hereto;

(ii)                                  Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.11.(a) and the Swingline Note executed by the Borrower;

(iii)                               the Guaranty executed by the Parent Guarantor and by each of the Subsidiary Guarantors identified in Schedule 1.1.;

(iv)                              an opinion of Hogan Lovells LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(v)                                 the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership or other comparable organizational document (if any) of each Loan Party certified as of a date after the IPO Date by the Secretary of State of the state of formation of such Loan Party;

(vi)                              a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a date after the IPO Date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)                           a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(viii)                        copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)                                evidence of the insurance required under Section 8.5.;

(x)                                   a certificate of the Borrower and the Parent Guarantor certifying that the Properties identified in Schedule 4.1 satisfy the requirements for inclusion in the Unencumbered Pool under this Agreement;

(xi)                                a Compliance Certificate calculated on a pro forma basis for the Parent Guarantor as of the IPO Date, after giving effect to the receipt of the proceeds of the IPO, the repayment of Indebtedness and related transactions;

(xii)                             a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xiii)                          evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xiv)                         such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)                                 The IPO shall have been completed and the proceeds thereof shall have been used, among other things, to repay Indebtedness of the Parent Guarantor or its Subsidiaries of not less than $400,000,000, and the Administrative Agent shall have received satisfactory written evidence thereof; and

(c)                                  The Parent Guarantor’s common shares shall be traded on the New York Stock Exchange, and the Administrative Agent shall have received satisfactory written evidence thereof; and

(d)                                 In the good faith and reasonable judgment of the Administrative Agent:

(i)                                     there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)                                  no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)                               the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any material agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and

(iv)                              the Lenders shall have received and verified all information provided for under the USA Patriot Act of 2001 (Public Law 107-56).

Section 6.2.  Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) the Lenders to make any Loans and (ii) the Issuing Bank to issue any Letters of Credit are each subject to the further conditions precedent that:  (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and accurate in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted by the Loan Documents; (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing; (d) there shall not have occurred any event, change, circumstance or other occurrence that has had a Material Adverse Effect; and (e) in the case of the issuance of a Letter of Credit, no Lender shall be a Defaulting Lender unless its Letter of Credit Exposure has been fully allocated to the non-Defaulting Lenders or Cash Collateralized in accordance with Section 3.9.(c)(i).  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in Sections 6.1. and 6.2. (in the case of the first such Loan or Letter of Credit) or Section 6.2. (in all subsequent cases) have been satisfied.

Section 6.3.  Conditions as Covenants.

If the Lenders permit the making of any Loans, or the Issuing Bank issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 6.1. and 6.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Parent Guarantor and the Borrower represent and warrant to the Administrative Agent, the Issuing Bank and each Lender as follows:

(a)                                  Organization; Power; Qualification.  Each of the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Ownership Structure.  Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent Guarantor setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Subsidiary and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests.  Each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary which directly or indirectly owns a Borrowing Base Property. As of the Agreement Date, except as disclosed in Schedule 7.1.(b), (A) all of the issued and outstanding capital stock of each Person identified in Schedule 7.1.(b) as organized as a corporation is validly issued, fully paid and nonassessable and (B) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Person identified in Schedule 7.1.(b).  As of the Agreement Date, Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent Guarantor, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent Guarantor.  As of the Agreement Date, the Subsidiaries identified in Schedule 1.1 constitute all of the Material Subsidiaries that are not Excluded Subsidiaries.

(c)                                  Authorization of Agreement, Notes, Loan Documents and Borrowings.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d)                                 Compliance of Agreement, Etc. with Laws.  The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents to which any Loan Party is a party and the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval (other than any required filing with the SEC, which the Borrower agrees to file in a timely manner) or violate any Applicable Law (including, without limitation, Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any material indenture, agreement or instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by any Loan Party (other than a Permitted Lien).

(e)                                  Compliance with Law; Governmental Approvals.  Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to result in a Default or Event of Default or have a Material Adverse Effect.

(f)                                    Title to Properties; Liens.  Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Loan Parties and the other Subsidiaries.  Schedule 4.1. attached hereto is, as of the Agreement Date, a complete and correct listing of all Borrowing Base Properties owned by the Loan Parties.  Each of the Loan Parties and all other Subsidiaries have good, marketable and legal title to, or a valid leasehold interest in, their respective assets (subject to Permitted Liens and, in the case of Subsidiaries that are not Loan Parties, Liens not prohibited by this Agreement).  No Borrowing Base Property or any ownership interest of the Borrower in any Subsidiary that directly or indirectly owns any Borrowing Base Property is subject to any Lien other than Permitted Liens.  Unless otherwise waived in accordance with the terms of this Agreement, each Borrowing Base Property included in the Unencumbered Pool satisfies all applicable requirements under Section 4.2.

(g)                                 Existing Indebtedness.  Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) for borrowed money or in respect of Derivative Contracts of each of the Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of the property subject to such Lien.  As of the Agreement Date, except as set forth in Schedule 7.1.(g) no monetary default exists under any such Indebtedness and the Borrower or other Loan Parties or Subsidiaries have not received notice of any other default under any such Indebtedness.

(h)                                 Material Contracts.  Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts (other than Material Contracts evidencing Indebtedness identified on Schedule 7.1.(g), if any).  As of the Agreement Date, no event or condition which would permit any party to any such Material Contract to terminate such Material Contract exists.

(i)                                     Litigation.  Except as set forth on Schedule 7.1.(i), there are no actions, suits, investigations or proceedings pending (nor have any actions, suits or proceedings been threatened in writing) against or in any other way relating adversely to or affecting, any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents or the Fee Letter.  As of the Agreement Date, there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j)                                     Taxes.  All federal and state income and other material tax returns of each Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and state income and other material taxes, assessments and other governmental charges or levies upon, each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6.  As of the Agreement Date, no Loan Party (or any of its Subsidiaries) has been notified that any of its United States income tax returns is under audit.  All charges, accruals and reserves on the books of the Parent Guarantor and the Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)                                  Financial Statements.  The Borrower has furnished to the Administrative Agent the pro forma unaudited consolidated balance sheet of the Parent Guarantor and the Subsidiaries on a consolidated basis as at March 31, 2011, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, and adjusted to take into account, on a pro forma basis, the consummation of the IPO and receipt of the proceeds thereof, the acquisition and disposition of assets after March 31, 2011 and the incurrence or repayment of Indebtedness after March 31, 2011 (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements (including related schedules and notes) are complete and correct in all material respects and present fairly in all material respects, on a pro forma basis, in accordance with GAAP consistently applied, the consolidated financial position of the Parent Guarantor and its consolidated Subsidiaries as at the date thereof and the results of operations and the cash flow for such period (subject to such pro forma adjustments, changes resulting from normal year end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the Pro Forma Financial Statements).  Neither the Parent Guarantor nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Pro Forma Financial Statements.

(l)                                     No Material Adverse Change.  Since December 31, 2010, there have been no events, changes, circumstances or occurrences that have had, individually or in the aggregate, a Material Adverse Effect.  As of the Agreement Date and after giving effect to the initial borrowings hereunder, each of the Parent Guarantor and the Borrower is Solvent, and the Parent Guarantor, the Borrower and the other Subsidiaries (taken as a whole) are Solvent.

(m)                               Operating Statements.  Each of the operating statements pertaining to each of the Borrowing Base Properties delivered by the Borrower to the Administrative Agent in accordance with Section 9.4.(d) fairly presents in all material respects the Net Operating Income of each such Borrowing Base Property for the period then ended.

(n)                                 ERISA.  Each member of the ERISA Group has fulfilled its obligations under the contribution requirements of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA or that could not reasonably be expected to have a Material Adverse Effect.

(o)                                 Absence of Default.  None of the Loan Parties or the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any case, (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(p)                                 Environmental Laws.  Each of the Loan Parties and the other Subsidiaries:  (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no Loan Party has any knowledge of, nor has received notice of, any past present or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common law or legal claim or other liability, or (iii) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request,, investigation, or proceeding pending or, to the knowledge of the Borrower, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Borrowing Base Properties and, as of the Agreement Date, none of the other Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.  To the knowledge of the Borrower, no Hazardous Materials generated at or transported from any of the Properties is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(q)                                 Investment Company.  No Loan Party, nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)                                    Margin Stock.  No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)                                  Affiliate Transactions.  Except as permitted by Section 10.8. or as otherwise set forth on Schedule 7.1.(s), no Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t)                                    Intellectual Property.  Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights that is material to the business of the Parent Guarantor and its Subsidiaries, taken as whole (collectively, “Intellectual Property”), without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, the effect of which conflict could reasonably be expected to have a Material Adverse Effect.  The Loan Parties have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.  No claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(u)                                 Business.  As of the Agreement Date, the Loan Parties and the other Subsidiaries are engaged in the business of the ownership, leasing and operation of lodging properties, together with other business activities incidental thereto.

(v)                                 Broker’s Fees.  Except as set forth in the Fee Letter and any underwriting fees payable in respect of the IPO, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

(w)                               Insurance.  The Parent Guarantor and the Subsidiaries maintain insurance in compliance with the provisions of Section 8.5.

(x)                                   Accuracy and Completeness of Information.  All written information, reports and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, or, in the case of financial statements, presented fairly in all material respects in accordance with GAAP consistently applied throughout the periods involved in each case, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the interim statements).  All financial projections and other forward looking statements prepared by or on behalf of any Loan Party that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance and that such future performance may vary materially from such projections.  No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit, when taken with together with all other information furnished, to state a material fact necessary in order to make the statements contained therein in light of the circumstances under which they are or will be made, not misleading.

(y)                                 Not Plan Assets; No Prohibited Transactions.  For purposes of ERISA and the Internal Revenue Code, none of the assets of any Loan Party or any other Subsidiary constitutes “plan assets”, within the meaning of ERISA and the regulations promulgated thereunder, of any Plan.  The execution, delivery and performance of the Loan Documents and the Fee Letter by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(z)                                   OFAC.  None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower:  (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s

Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or Person, unless authorized by OFAC or under the applicable regulations administered by OFAC; and none of the proceeds from the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization or Person, unless authorized by OFAC or under the applicable regulations administered by OFAC.

Section 7.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower and Parent Guarantor under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects)  on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Parent Guarantor and the Borrower shall comply with the following covenants:

Section 8.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4., the Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence, (ii) preserve and maintain its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except, in the case of clauses (i) (solely with respect to Subsidiaries other than Loan Parties), (ii) and (iii), where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2.  Compliance with Applicable Law.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the cases of clauses (a) and (b) where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.4.  Conduct of Business.

The Parent Guarantor and the Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(u) and not enter into any line of business not incidental and reasonably related thereto.

Section 8.5.  Insurance.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance on a replacement cost basis with financially sound and reputable insurance companies (with an A.M. Best policyholders rating of at least A-IX (with respect to liability) or A-X (with respect to property damage)) against such risks (including, without limitation, acts of terrorism) and in such amounts as is customarily maintained by similar businesses and similar locations or as may be required by Applicable Law.  The Parent Guarantor and the Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6.  Payment of Taxes and Claims.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) when due all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than 30 days past due all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, could become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) to the extent covered by title insurance.

Section 8.7.  Books and Records; Inspections.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.  The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and, so long as no Event of Default exists, with reasonable prior notice.  The Parent Guarantor and the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.

Section 8.8.  Use of Proceeds.

The Parent Guarantor and the Borrower will use the proceeds of Loans only (a) for the payment of redevelopment and development costs incurred in connection with Properties owned by the Parent Guarantor or any Subsidiary; (b) to finance acquisitions not otherwise prohibited under this Agreement; (c) to finance capital expenditures, dividends and the repayment of Indebtedness of the Parent Guarantor and its Subsidiaries; and (d) to provide for the general working capital needs of the Parent Guarantor and its Subsidiaries and for other general corporate purposes of the Parent Guarantor and its Subsidiaries.  The Parent Guarantor and the Borrower shall only use Letters of Credit for the same purposes for which they may use the proceeds of Loans.  The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock.

Section 8.9.  Environmental Matters.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Parent Guarantor and the Borrower shall, and shall cause the Loan Parties and the other Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of their Borrowing Base Properties arising out of or related to any Environmental Laws (other than a Permitted Environmental Lien).  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10.  Further Assurances.

At the Borrower’s sole cost and expense and upon request of the Administrative Agent, the Parent Guarantor and the Borrower shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates consistent with the existing terms and conditions of the Loan Documents, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11.  Material Contracts.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.  The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, to the extent the same could reasonably be expected to have a Material Adverse Effect.

Section 8.12.  REIT Status.

The Parent Guarantor shall elect to be treated, and shall maintain its status, as a REIT.

Section 8.13.  Exchange Listing.

The Parent Guarantor shall maintain at least one class of common shares of the Parent Guarantor having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14.  Subsidiary Guarantors.

(a)                                  The Parent Guarantor and the Borrower shall, not later than the date on which the applicable Compliance Certificate is required to be delivered hereunder, for each other Person (other than an Excluded Subsidiary) becoming a Material Subsidiary (whether by acquisition of a Property or otherwise) and each Subsidiary that is a Material Subsidiary and that is not a Subsidiary Guarantor ceasing to be an Excluded Subsidiary, in each case during the fiscal quarter for which such Compliance Certificate is required, deliver or cause to be delivered to the Administrative Agent each of the following items, each in form and substance reasonably satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Material Subsidiary, and (ii) the items with respect to such Material Subsidiary that would have been delivered under Sections 6.1.(iv) through (viii) if such Material Subsidiary had been a Subsidiary Guarantor on the Effective Date (in the case of Section 6.1.(iv), only to the extent requested by the Administrative Agent in connection with a new Borrowing Base Property).  Nothing contained in this Section shall supersede, modify or otherwise affect the provisions of Sections 4.1. or 4.2.

(b)                                 The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, a Subsidiary Guarantor from the Guaranty so long as: (i) such Subsidiary Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary or a Subsidiary; (ii) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under Section 8.14.(a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Borrower.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7.,  the Parent Guarantor and the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1.  Quarterly Financial Statements.

Not later than five (5) days following the Parent Guarantor’s filing of its Form 10-Q with the SEC for each of the first, second and third fiscal quarters of the Parent Guarantor and in any event within forty-five (45) days after the closing of each such quarter, the unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief executive officer of the Parent Guarantor, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Parent Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements).

Section 9.2.  Year End Statements.

Not later than five (5) days following the filing of the Parent Guarantor’s Form 10-K for each fiscal year of the Parent Guarantor and in any event within ninety (90) days after the end of each fiscal year of the Parent Guarantor, the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief executive officer of the Parent Guarantor, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the financial position of the Parent Guarantor and its Subsidiaries as at the date thereof and the result of operations for such period and (b) PricewaterhouseCoopers LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose certificate shall be unqualified.

Section 9.3.  Compliance Certificate.

Commencing with the financial statements for the quarter ending September 30, 2011, at the time the financial statements are furnished pursuant to the preceding Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed on behalf of the Parent Guarantor by the chief executive officer or chief financial officer of the Parent Guarantor (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1.; and (b) stating that, to the best of his or her knowledge, information or belief, after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4.  Other Information.

(a)                                  Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent Guarantor or its Board of Trustees by its independent public accountants;

(b)                                 Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10 K, 10 Q and 8 K (or their equivalents) and all other periodic reports relating to material business developments which any Loan Party or any other Subsidiary shall file with the SEC (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)                                  Promptly upon the mailing thereof to the shareholders of the Parent Guarantor generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent Guarantor, the Borrower, any Subsidiary or any other Loan Party;

(d)                                 Within thirty (30) days after the end of each calendar quarter, an operating statement for each Borrowing Base Property, and for all Borrowing Base Properties on a consolidated basis, for the preceding calendar quarter (and for each month in such quarter), detailing the Net Operating Income, along with the average daily rate, occupancy levels and revenue per available room for each Borrowing Base Property, certified as true, correct and complete by a senior officer of the Borrower or the Parent Guarantor, together with: (A) an operating statement for the twelve-month period ending with such quarter; (B) an operating statement showing year-to-date results for the period ending with such quarter; and (C) a calculation of Adjusted NOI.

(e)                                  Not more than thirty (30) days following the end of each fiscal year of the Parent Guarantor, a STAR Report for each Borrowing Base Property for such fiscal year, comparing the subject Property to its competitive set;

(f)                                    No later than thirty (30) days after the beginning of each fiscal year of the Parent Guarantor, projected balance sheets, operating statements, profit and loss projections, operating statements, profit and loss projections, sources and uses of cash statement and statements of EBITDA and Funds From Operations, for the Parent Guarantor and its Subsidiaries on a consolidated basis for such fiscal year, all itemized in reasonable detail in substantially similar form to the projections delivered prior to the Agreement Date or in such other form as may be reasonably approved by the Administrative Agent.  The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent Guarantor, and when appropriate its consolidated Subsidiaries (as applicable), will be in compliance with the covenants contained in Sections 10.1. at the end of each fiscal quarter of such fiscal year;

(g)                                 No later than thirty (30) days after the beginning of each fiscal year of the Parent Guarantor (i) the annual operating budget for each Borrowing Base Property, and (ii) the proposed annual FF&E and capital budget for each Borrowing Base Property;

(h)                                 If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or controller of the Parent Guarantor setting forth details as to such occurrence and action, if any, which the Parent Guarantor or applicable member of the ERISA Group is required or proposes to take, that, in the case of clauses (i) through (vii), could reasonably be expected to (x) have a Material Adverse Effect or (y) result in an Event of Default pursuant to Section 11.1.(j);

(i)                                     To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the any Loan Party or any other Subsidiary of the Parent Guarantor or the Borrower or any of their respective properties, assets or businesses which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(j)                                     At the time of delivery of each Compliance Certificate (but without limitation of the provisions of Section 10.7.), a copy of any amendment to the articles of incorporation, bylaws, partnership agreement or other similar organizational documents of the Parent Guarantor or the Borrower that was effective on or before the last day of the prior fiscal quarter (unless previously delivered to the Administrative Agent);

(k)                                  Prompt notice of (i) any change in the business, assets, liabilities, financial condition or results of operations of Parent Guarantor, the Borrower or any other Subsidiary which has had or could be reasonably expected to have, individually or in the aggregate, Material Adverse Effect and (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or casualty that has a material effect on the operations of any Borrowing Base Property;

(l)                                     Prompt notice upon any Responsible Officer of the Borrower or Parent Guarantor having knowledge of the occurrence of (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound if the same has had or could be reasonably expected to have a Material Adverse Effect;

(m)                               Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or other Subsidiary or any of their properties or assets;

(n)                                 Any notification of a violation of any law or regulation or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority, in each case, that could reasonably be expected to have a Material Adverse Effect;

(o)                                 Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(p)                                 Promptly, upon each request, information identifying the Parent Guarantor and the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(q)                                 Promptly, and in any event within three (3) Business Days after a Responsible Officer of the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, except, in the case of each of clauses (i), (ii), (iii) and (iv), where such notice(s), whether individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and ; and

(r)                                    From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent Guarantor, the Borrower, any other Loan Party or any other Subsidiary as the Administrative

Agent or any Lender may reasonably request (subject to limitations, if any, imposed under confidentiality requirements and agreements to which the Parent Guarantor or one of its Subsidiaries is subject).

Section 9.5.  Electronic Delivery of Certain Information.

(a)                                  Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender (or the Issuing Bank) pursuant to Article II. and (B) such Lender has not notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered on the date on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours, said posting date and time shall be deemed to have commenced as of  9:00 a.m. on the opening of business on the next Business Day.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3. to the Administrative Agent.  Except for the certificates required by Section 9.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)                                 Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6.  Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Upon the request of the Administrative Agent, the Borrower shall designate documents delivered by or on behalf of the Borrower to the Administrative Agent pursuant to the Loan Documents (collectively, “Information Materials”) as containing only information that is either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information”.  Notwithstanding the foregoing, each “public-side” Lender (i.e., any Lender that does not wish to receive material non-public information with respect to the Parent Guarantor or its securities) shall designate to the Administrative Agent one or more persons who are entitled to receive and view Information Materials containing material non-public information to the same extent as Lenders that are not “public-side” Lenders.

Section 9.7.  USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties, to provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Parent Guarantor and the Borrower shall comply with the following covenants:

Section 10.1.  Financial Covenants.

(a)                                  Leverage Ratio.  The Parent Guarantor and the Borrower shall not permit the Leverage Ratio to exceed (i) 6.50 to 1.00 from the Agreement Date through and including June 29, 2012 or (ii) 6.00 to 1.00 thereafter.  Notwithstanding the foregoing, from the Agreement Date through June 30, 2012, the Leverage Ratio may exceed 6.50 to 1.00 for one fiscal quarter only, but shall in no event be greater than 7.00 to 1.00, and, in the event the Leverage Ratio shall exceed 6.50 to 1.00, the Applicable Margin shall increase to 4.00% until the Leverage Ratio no longer exceeds 6.50 to 1.00.

(b)                                 Ratio of Adjusted EBITDA to Fixed Charges.  The Parent Guarantor and the Borrower shall not permit the ratio of (i) Adjusted EBITDA of the Parent Guarantor and its Subsidiaries on a consolidated basis for any period of four (4) fiscal quarters to (ii) Fixed Charges of the Parent Guarantor and its Subsidiaries on a consolidated basis for such period to be less than 1.40 to 1.00 through and including September 29, 2012 and 1.50 to 1.00 thereafter.

(c)                                  Ratio of Secured Indebtedness to Total Asset Value.  The Parent Guarantor and the Borrower shall not permit the ratio of (i) Secured Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis to (ii) Total Asset Value to exceed (i) 55.0% from Agreement Date through and including March 30, 2013, (ii) 50.0% from March 31, 2013 through and including March 30, 2014, and (iii) 45.0% thereafter.

(d)                                 Maximum Secured Recourse Indebtedness.  The Parent Guarantor and the Borrower shall not permit the ratio of Secured Recourse Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis to Total Asset Value to exceed 10%.

(e)                                  Maximum Unencumbered Leverage Ratio.  The Parent Guarantor and the Borrower shall not permit the ratio of Unsecured Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis to exceed 55% of Unencumbered Asset Value.

(f)                                    Ratio of Unencumbered Adjusted NOI to Unsecured Interest Expense.  The Parent Guarantor and the Borrower shall not permit the ratio of (i) Unencumbered Adjusted NOI for any period of four (4) fiscal quarters to (ii) Unsecured Interest Expense on a consolidated basis for such period to be less than 2.00 to 1.00.

(g)                                 Minimum Tangible Net Worth.  The Parent Guarantor and the Borrower shall not permit Tangible Net Worth at any time to be less than (i) $ 1,528,025,000 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected at any time after the IPO by the Parent Guarantor or any of its Subsidiaries to any Person other than the Parent Guarantor or any of its Subsidiaries.

(h)                                 Dividend Payout/Distribution.  The Parent Guarantor and its Subsidiaries will not declare or make any distributions or other Restricted Payments except that, so long as no Default or Event of Default would result therefrom, (a) the Borrower may pay cash dividends to the Parent Guarantor and other holders of partnership interests in the Borrower with respect to any period of four (4) fiscal quarters to the extent necessary for the Parent Guarantor to distribute, and the Parent Guarantor may so distribute, cash dividends or distributions to its shareholders in an aggregate amount not to exceed the greatest of (i) 95% of Adjusted Funds From Operations, (ii) the amount required for the Parent Guarantor to maintain its status as a REIT (including the right to distribute 100% of net capital gain) under Sections 856 through 860 of the Internal Revenue Code, and (iii) the amount necessary for the Parent Guarantor to avoid income or excise tax under the Internal Revenue Code, (b) the Borrower or any other Subsidiary of the Parent Guarantor may make purchases of Equity Interests in any Subsidiary or Unconsolidated Affiliate of the Parent Guarantor or of any of its Subsidiaries that are held by any other Person, (c) Subsidiaries (other than the Borrower) may make Restricted Payments to any Person owning Equity Interests in such Subsidiary, and (d) the Borrower may redeem for cash limited partnership interests in the Borrower.  If a Default or Event of Default exists, the Borrower may pay cash dividends to the Parent Guarantor and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent Guarantor to distribute, and the Parent Guarantor may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (x) the minimum amount required for the Parent Guarantor to maintain its status as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, or (y) the amount necessary to avoid income or excise tax under the Internal Revenue Code; provided that if a Default or Event of Default with respect to Section 11.1.(a), (e) or (f) exists, or if the Obligations have been accelerated, the Parent Guarantor and the Borrower may not make any Restricted Payments.  Subsidiaries (other than Borrower) may make Restricted Payments to any Loan Party at any time.

(i)                                     Permitted Investments.  The Parent Guarantor and the Borrower shall not, and shall not permit any Loan Party or any other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Parent Guarantor and its Subsidiaries to exceed the following percentages of Total Asset Value at any time:

(i)                                     Unimproved Land, such that the aggregate book value of all such Unimproved Land exceeds 2.5% of Total Asset Value;

(ii)                                  Mortgage Receivables, such that the aggregate book value of all such Mortgage Receivables exceeds 15% of Total Asset Value;

(iii)                               Investments in Unconsolidated Affiliates, such that the aggregate book value of all such Investments in Unconsolidated Affiliates exceeds 10% of Total Asset Value;

(iv)                              Development/Redevelopment Properties, such that the aggregate amount of the Total Budgeted Costs for all such Properties exceeds 5% of Total Asset Value; and

(v)                                 Major Renovation Properties, such that the aggregate amount of the Total Budgeted Renovation Costs for all such Properties exceeds 10% of Total Asset Value.

In addition to the foregoing limitations, the aggregate amount of (i), (ii), (iii), (iv) and (v) above (based upon book value in the case of (i), (ii) and (iii), Total Budgeted Costs in the case of (iv) and Total Budgeted Renovation Costs in the case of (v)) shall not exceed 25% of Total Asset Value.

(j)                                     Adjusted Total Asset Value.  The Parent Guarantor and the Borrower shall not permit Adjusted Total Asset Value attributable to assets directly owned by the Borrower and Subsidiary Guarantors to be less than 90% of Adjusted Total Asset Value at any time.

The financial covenants set forth in this Section 10.1. shall apply at all times but shall be tested as of the end of each fiscal quarter commencing with the fiscal quarter ending on September 30, 2011.

Section 10.2.  Restrictions on Liens and Negative Pledges.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to, (a) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Property or any direct or indirect ownership interest of the Borrower in any Person owning any Borrowing Base Property, now owned or hereafter acquired, except for Permitted Liens or (b) permit any Borrowing Base Property or any direct or indirect ownership interest of the Borrower or in any Person owning a Borrowing Base Property, to be subject to a Negative Pledge.

Section 10.3.  Restrictions on Intercompany Transfers.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to:  (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent Guarantor, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent Guarantor, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Parent Guarantor, the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) – (d) those encumbrances or restrictions (A) contained in any Loan Document, (B) contained in any agreements relating to the sale of a Subsidiary (other than the Borrower) or the assets of such Subsidiary pending such sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 10.2.(a), provided that in any such case the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be, (C)  contained in the organizational documents or other agreements binding on or applicable to any Excluded Subsidiary or any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent such encumbrance or restriction covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary), (D) imposed by Applicable Law, or (E) contained in an agreement that governs an Investment in an Unconsolidated Affiliate (but only to the extent such encumbrance or restriction applies to any Equity Interest in such Unconsolidated Affiliate), and (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Parent Guarantor, the Borrower, any other Loan Party or any of their Subsidiaries in the ordinary course of business.

Section 10.4.  Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(i)                                     any Subsidiary (other than the Borrower) may merge (A) with any other Subsidiary so long as in the case of any such merger involving a Loan Party, after giving effect to such merger, Borrower is in compliance with the requirements of Section 10.1.(j) and (B) with the Borrower or Parent Guarantor so long as the Borrower or Parent Guarantor, as applicable, is the surviving entity;

(ii)                                  (A) any Subsidiary (other than the Borrower) may sell, transfer or dispose of its assets to a Loan Party, and (B) any Subsidiary that is not a Loan Party may sell, transfer or dispose of its assets to any other Subsidiary that is not a Loan Party;

(iii)                               a Loan Party (other than the Parent Guarantor, the Borrower or any Loan Party which directly or indirectly owns a Borrowing Base Property) and any other Subsidiary that is not (and is not required to be) a Subsidiary Guarantor may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iv)                              any Subsidiary that (A) does not directly or indirectly own a Borrowing Base Property or (B) ceases to own any operating assets or conduct any business may liquidate, wind-up or dissolve itself;

(v)                                 any Loan Party and any other Subsidiary may acquire or sell or otherwise transfer (including by way of deed in lieu of foreclosure) any direct or indirect interest in Hotel Properties and any other assets, provided that (A) the same would not result in a Default or Event of Default and (B) a Borrowing Base Property may not be sold, transferred or otherwise disposed of unless the removal thereof from the Unencumbered Pool is permitted under Section 4.3.; and

(vi)                              the Loan Parties and the other Subsidiaries may lease, sublease or license their respective assets, as lessor, licensor or sublessor (as the case may be), in the ordinary course of their business.

Section 10.5.  Plans.

The Parent Guarantor and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA and the regulations promulgated thereunder for purposes of ERISA and the Internal Revenue Code.

Section 10.6.  Fiscal Year.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7.  Modifications of Organizational Documents.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party to, amend, supplement, restate or otherwise modify its articles of incorporation, declaration of trust, partnership agreement, certificate of formation, operating agreement, by-laws or other organizational documents without the prior written consent of the Administrative Agent if such amendment, supplement, restatement or other modification (i) is adverse to the interests of the Administrative Agent, the Issuing Bank or the Lenders in any material respect or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 10.8.  Transactions with Affiliates.

The Parent Guarantor and the Borrower shall not permit to exist or enter into, and shall not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party or any Subsidiary (other than the Parent Guarantor, the Borrower, any other Loan Party or any Subsidiary), except (a) as set forth on Schedule 7.1.(s), (b) Restricted Payments permitted under Section 10.1.(h), (c) transactions permitted by Section 10.1.(i)(iii), or (d) transactions upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the forgoing, no payments may be made with respect to any items set forth on such Schedule 7.1.(s) if a Default or Event of Default exists or would result therefrom.

Section 10.9.  Environmental Matters.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment, to the extent that any of the foregoing could reasonably be expected to have a Material Adverse Effect.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.10.  Derivatives Contracts.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Parent Guarantor, the Borrower, any other Loan Party or other Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent Guarantor, the Borrower, any other Loan Party or other Subsidiary.

ARTICLE XI. DEFAULT

Section 11.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                  Default in Payment.  (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or (ii) the Borrower or any other Loan Party shall fail to pay interest on the Loans or any of the other payment Obligations owing by the Borrower or any other Loan Party under this Agreement, any other Loan Document or the Fee Letter, within five (5) Business Days of the date when due.

(b)                                 Default in Performance.

(i)                                     Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.4.(l) or Article X. (other than Section 10.1.(j)); or

(ii)                                  Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Section 9.1., 9.2., 9.3. or 9.4. (d), (i), (j), (k), (n), (p) or (q) and such failure shall continue for a period of five (5) Business Days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(iii)                               Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)                                  Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading, in any material respect when furnished or made or deemed made.

(d)                                 Indebtedness Cross-Default.  There shall occur (i) any default, event or condition resulting in (or permitting the) acceleration, mandatory repurchase or mandatory prepayment (other than as a result of customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events) of, or any failure to pay at maturity, Indebtedness (other than the Obligations and Nonrecourse Indebtedness) of the Borrower, any Guarantor or any of their Subsidiaries in excess of $30,000,000 in the aggregate, (ii) any default, event or condition resulting in the acceleration, mandatory repurchase or mandatory prepayment (other than as a result of customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events) of, or any failure to pay at maturity, Nonrecourse Indebtedness (other than the Nonrecourse Indebtedness described on Schedule 11.1.(d)) of the Borrower, any Guarantor or any of their Subsidiaries in a principal amount at any time outstanding in excess of 7.5% of Total Asset Value in the aggregate or (iii) any default by the Borrower, any Guarantor or any of their Subsidiaries in, or resulting in, the payment of amounts in excess of $30,000,000 in the aggregate in respect of Derivatives Contracts.

(e)                                  Voluntary Bankruptcy Proceeding.  Any Loan Party or any other Subsidiary or Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1.(d)) to which more than 7.5% of Total Asset Value in the aggregate is attributable shall: (i) commence a voluntary case under the Bankruptcy Code or file a petition seeking to take advantage of any other Applicable Laws, federal or state, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts (collectively, including the Bankruptcy Code, “Debtor Relief Laws”); (ii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under any Debtor Relief Law or consent to any proceeding or action described in the immediately following subsection (f); (iii) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (iv) admit in writing its inability to pay its debts as they become due; (v) make a general assignment for the benefit of creditors; (vi) make a conveyance fraudulent as to creditors under any Applicable Law; or (vii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)                                    Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Loan Party or any other Subsidiary or Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1.(d)) to which more than 7.5% of Total Asset Value in the aggregate is attributable in any court of competent jurisdiction seeking:  (i) relief under any Debtor Relief Law; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any Debtor Relief Law) shall be entered.

(g)                                 Revocation of Loan Documents.  Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or the Fee Letter (except for (i) release of a Subsidiary Guarantor pursuant to Section 8.14.(b), (ii) termination of the Commitments in accordance with Section 2.12. and (iii) termination of any Loan Document in accordance with its terms) or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter.

(h)                                 Judgment.  A judgment or order for the payment of money shall be entered against any Loan Party or any Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) (i) exceeds, individually or together with all other such unsatisfied judgments or orders entered against the Loan Parties, $30,000,000 or (ii) individually or together with all other such unsatisfied judgments or orders entered against other Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1.(d)), an amount equal to 7.5% of Total Asset Value or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)                                     Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party or any Subsidiary, which exceeds, (i) individually or together with all other such warrants, writs, executions and processes issued against the Loan Parties, $30,000,000 or (ii) individually or together with all other such warrants, writs, executions and processes issued against other Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1.(d)), an amount equal to 7.5% of Total Asset Value, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days.

(j)                                     ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur withdrawal liability or a current payment obligation in excess of $10,000,000.

(k)                                  Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)                                     Change of Control/Change in Management.

(i)                                     During any period of twelve (12) consecutive months ending on each anniversary of the IPO, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent Guarantor (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent Guarantor was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent Guarantor then in office;

(ii)                                  Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent Guarantor;

(iii)                               The Parent Guarantor shall cease to own and control, directly or indirectly, at least a majority of the outstanding Equity Interests of the Borrower; or

(iv)                              The Parent Guarantor or a wholly-owned Subsidiary of the Parent Guarantor shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

Notwithstanding the foregoing provisions of this Section 11.1., in the event of a Default or Event of Default arising as a result of the inclusion of any Hotel Property in the Unencumbered Pool at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such Hotel Property from the Unencumbered Pool, the Borrower shall be permitted a period not to exceed fifteen (15) days from the occurrence of such Default or Event of Default (as applicable) to remove such Hotel Property from the Unencumbered Pool in accordance with, and subject to, Section 4.3.

Section 11.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                  Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A)  the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments and the Swingline Commitment, the obligation of the Lenders to make Loans hereunder, and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)                                  Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder.  If the Administrative Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall:  (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Notes at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 11.3.  Intentionally Omitted.

Section 11.4.  Marshaling; Payments Set Aside.

None of the Administrative Agent, the Issuing Bank or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or the Issuing Bank and/or any Lender or the Administrative Agent and/or the Issuing Bank and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5.  Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents (or by any Lender as the result of the exercise of rights under Section 13.4.), in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)                                  amounts due to the Administrative Agent, the Issuing Bank and the Lenders in respect of expenses due under Section 13.2. until paid in full, and then Fees;

(b)                                 payments of interest on Swingline Loans;

(c)                                  payments of interest on all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

(d)                                 payments of principal on Swingline Loans;

(e)                                  payments of principal of all other Loans to be applied for the ratable benefit of the Lenders in such order as the Lenders may determine in their sole discretion;

(f)                                    amounts to be deposited into the Letter of Credit Collateral Account in respect of Letters of Credit;

(g)                                 amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.6. and 13.10.;

(h)                                 payments of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Lenders; and

(i)                                     any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6.  Letter of Credit Collateral Account.

(a)                                  As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.14. or Section 3.9. (as applicable) and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section, Section 2.14 or Section 3.9. (as applicable).

(b)                                 Amounts on deposit in the Letter of Credit Collateral Account shall not be invested without the consent of the Borrower and shall only be invested in Cash Equivalents approved by Administrative Agent in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent, provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)                                  If an Event of Default exists, the Administrative Agent, if instructed by the Requisite Lenders, shall at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

(d)                                 So long as no Default or Event of Default exists, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account (excepting amounts deposited pursuant to clause fifth of Section 3.9.(b)) as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account (excepting amounts deposited pursuant to clause fifth of Section 3.9.(b), which shall be applied as provided in Section 3.9.(b)).

(e)                                  The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7.  Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences.  The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8.  Performance by Administrative Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9.  Rights Cumulative.

The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement, each of the other Loan Documents and the Fee Letter shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under

Applicable Law.  In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank and the Lenders may be selective and no failure or delay by the Administrative Agent, the Issuing Bank or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII. THE ADMINISTRATIVE AGENT

Section 12.1.  Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX.  that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2.  Wells Fargo as Lender.

Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefore to the Issuing Bank or other Lenders.  Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Issuing Bank or the other Lenders.  The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3.  Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.4.  Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5.  Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein.  Without limiting the generality of the foregoing, the Administrative Agent:  may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel:  (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person and shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Issuing Bank in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 12.6.  Indemnification of Administrative Agent.

Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out of pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7.  Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender.  Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby.  Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates.  Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

Section 12.8.  Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Administrative Agent may be removed as Administrative Agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and, provided no Default or Event of Default exists, the Borrower upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII.  shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9.  Syndication Agent.

The Syndication Agent and Documentation Agents, in such respective capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Syndication Agent and Documentation Agents are solely honorific and imply no fiduciary responsibility on the part of the Syndication Agent or Documentation Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such title does not impose on the Syndication Agent or Documentation Agents any duties or obligations greater than those of any other Lender or entitle the Syndication Agent or Documentation Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XIII. MISCELLANEOUS

Section 13.1.  Notices.

Unless otherwise provided herein (including, without limitation, as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

RLJ Lodging Trust, L.P.

3 Bethesda Metro Center

Suite 1000

Bethesda, MD  20814

Attention:  Leslie D. Hale, Chief Financial Officer

Telecopy Number:                           (301) 280-7714

Telephone Number:                    (301) 280-7750

If to the Parent Guarantor:

RLJ Lodging Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, MD  20814

Attention:  Leslie D. Hale, Chief Financial Officer

Telecopy Number:                           (301) 280-7714

Telephone Number:                    (301) 280-7750

If to the Administrative Agent:

Wells Fargo Bank, National Association

1750 H Street N.W.

Suite 400

Washington, DC  20006

Attn:  Jennifer A. Dakin

Telecopier:                          (202) 429-2984

Telephone:                          (202) 303-3037

with a copy to:

Wells Fargo Bank, National Association

2030 Main Street

Suite 500, MAC E2231-050

Irvine, CA  92614

Attn:  Sherrie Courtney-Sanders

Telecopier:                          (949) 251-4983

Telephone:                          (949) 251-4344

If to the Administrative Agent under Article II:

Wells Fargo Bank, N.A.

608 2nd Avenue S., 11th Floor

Minneapolis, MN  55402

Attention:  Manager (AU#0080703)

If to the Issuing Bank:

Wells Fargo Bank, N.A.

U.S. TRADE SERVICES – STANDBY LETTERS OF CREDIT

MAC A0195-212

One Front Street, 21st Floor

San Francisco, CA  94111

Letter of Credit Number [Appropriate number to be filled in (as applicable)]

Phone: 1(800)798-2815 Option 1

E-mail: sftrade@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

2030 Main Street

Suite 500, MAC E2231-050

Irvine, CA  92614

Attn:  Sherrie Courtney-Sanders

Telecopier:                          (949) 251-4983

Telephone:                          (949) 251-4344

If to any other Lender:

To such Lender’s address or telecopy number as set forth in is Administrative Questionnaire or as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II.  shall be effective only when actually received.  None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 13.2.  Expenses.

The Parent Guarantor and the Borrower agree (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents, and the consummation of the transactions contemplated thereby, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the review of Properties for inclusion in the Unencumbered Pool and the determination or confirmation that Properties satisfy the requirements of Section 4.2. (including, without limitation, the costs of any UCC searches and other reasonable lien searches) and the Administrative Agent’s other activities under Article IV., including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) without duplication of the provisions of Section 3.5.(c), to pay to the Issuing Bank all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable and out-of-pocket fees and disbursements of their respective counsel and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  Notwithstanding the foregoing, the obligation to reimburse the Lenders and the Issuing Bank for fees and expenses of counsel in connection with the matters described in items (c) and (d) above shall be limited to (x) one law firm for the Administrative Agent and (y) one other law firm retained by the Requisite Lenders, together with (in the case of (x) and (y), as applicable) one additional counsel in each applicable jurisdiction.

Section 13.3.  Stamp and Intangible Taxes.

The Parent Guarantor and the Borrower shall pay any and all stamp, excise, intangible, registration and similar taxes or governmental charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender, the Issuing Bank and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without prior notice to the Parent Guarantor or the Borrower or any other Person, any such notice being hereby expressly waived, but in the case of a Lender, the Issuing Bank or a Participant subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, such Participant or any affiliate of the Administrative Agent, the Issuing Bank or such Lender, to or for the credit or the account of the Parent Guarantor or the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured.

Section 13.5.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                  EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE PARENT GUARANTOR AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OF THEREUNDER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OR THEREUNDER.

(b)                                 EACH OF THE PARENT GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL.  THE PARENT GUARANTOR, THE BORROWER, THE ISSUING BANK AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  EACH OF THE PARENT GUARANTOR AND THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND

COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)                                  THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6.  Successors and Assigns.

(a)                                  Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)                                 Participations.  Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitments or the Obligations owing to such Lender.  Except as otherwise provided in Section 13.4. or as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date on which any scheduled payment of principal on the Loans is to be made, or (iii) reduce the rate at which interest is payable thereon (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing).  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).  Upon request from the Administrative Agent or the Borrower, a Lender shall notify the Administrative Agent of the sale of any participation hereunder.

(c)                                  Assignments.  Any Lender may, with the prior written consent of the Administrative Agent and so long as no Default or Event of Default exists and except in the case of assignment to a Lender, an Affiliate of a Lender or an Approved Fund, with the prior written consent of the Borrower (which consent, in each case, shall not be unreasonably withheld (it being agreed that the Borrower’s withholding of consent to an assignment which would result in (i) the Borrower having to pay amounts under Section 3.10. as a result of the admission of an Assignee or (ii) the admission of an Assignee which refuses to receive confidential information subject to the confidentiality requirements set forth herein shall in each case be deemed to be reasonable)), at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) any partial assignment shall be in an amount at least equal to $10,000,000 (or, at any time that an Event of Default exists, the lesser of (x) $10,000,000 or (y) the entire amount of such Lender’s Commitment), and (ii) each such assignment shall be effected by means of an Assignment and Assumption Agreement.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loans, as the case may be, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that (i) to the extent requested by the Assignee or transferor Lender, new Notes are issued to the Assignee and such transferor Lender, as appropriate and (ii) any Notes held by the transferor Lender are promptly returned to the Borrower for cancellation (and, to the extent not so returned, Borrower shall be entitled to receive a customary indemnity agreement of the type described in Section 2.11.(b)(ii)(A) from such transferor Lender).  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective affiliates or Subsidiaries.

(d)                                 Federal Reserve Bank Assignments.  In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligations thereunder.

(e)                                  Information to Assignee, Etc.  Subject to Section 13.9., a Lender may furnish any information concerning the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

Section 13.7.  Amendments and Waivers.

(a)                                  Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b)                                 Unanimous Consent.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)                                     increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6.) or subject the Lenders to any additional obligations except for any increases contemplated under Section 2.16.

(ii)                                  reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing);

(iii)                               reduce the amount of any Fees payable to the Lenders hereunder;

(iv)                              postpone any date on which a scheduled payment of principal of any Loans, Fees or any other Obligations, is to be made, or extend the expiration date of any Letter of Credit beyond the Maturity Date except in accordance with Section 2.13.;

(v)                                 change the definitions of Commitment Percentage or Pro Rata Share;

(vi)                              amend subsection (a) or this subsection (b) of this Section 13.7.;

(vii)                           modify the definition of the term “Requisite Lenders” or modify in any other manner that reduces the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)                        release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty except as contemplated by Section 8.14.(b) or release the Parent Guarantor from its obligations under the Guaranty;

(ix)                                waive a Default or Event of Default under Section 11.1.(a);

(x)                                   amend, or waive the Borrower’s compliance with, Section 2.15; or

(c)                                  Non-Consenting Lenders.  If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 3.11.(a); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this subsection (c)).

(d)                                 Permitted Amendments.  Notwithstanding anything to the contrary contained herein, Loan Modification Offers and Permitted Amendments (as hereinafter defined) shall be permitted in accordance with this subsection (d), regardless of the preceding provisions of this Section 13.7.  The Borrower may make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments (as defined below).  Permitted Amendments shall become effective only with respect to the Revolving Loans and Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”).  The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate or reduce the Commitments, and/or repay or reduce any Revolving Loans, of one or more of the Lenders that are not Accepting Lenders.  Additionally, to the extent the Borrower has reduced the Commitments and/or Revolving Loans of such Lenders, it may request any other financial institution (with the consent of the Administrative Agent, such consent not to be unreasonably conditioned, delayed or withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Commitments reduced pursuant to the preceding sentence.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Revolving Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders as Revolving Loans and/or Commitments, it being understood that all borrowings and repayments will be made pro rata between all Loans; provided that to the extent any Permitted Amendment extends the final maturity of the Commitments of the Accepting Lenders, the Revolving Loans and related Obligations may be repaid on the Maturity Date on a non-ratable basis with the Commitments of the Accepting Lenders.  “Permitted Amendments” shall be an extension of the scheduled maturity of the applicable Revolving Loans and Commitments of the Accepting Lenders, together with any one or more of the following: (i) a change in rate of interest (including a change to the Applicable Margin and/or a provision establishing a minimum rate), premium, fees or other amount with respect to the applicable Revolving Loans and/or Commitments of the Accepting Lenders (in each case effective after the scheduled maturity of the Revolving Loans),  (ii) additional fees to the Accepting Lenders and (iii) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(e)                                  Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  Any amendment, waiver or consent relating to Section 2.2. or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.8.  Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  The Administrative Agent, each Lender and their Affiliates (collectively, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates.  No Lender Party shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender Party to any Lender, the Borrower, any Subsidiary or any other Loan Party.  No Lender Party undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9.  Confidentiality.

Except as otherwise provided by Applicable Law, each of the Administrative Agent, the Issuing Bank and each Lender agrees that it shall not disclose and treat confidentially all non-public information furnished by the Borrower or on its behalf pursuant to the requirements of this Agreement or otherwise in connection with any requested amendment, waiver or modification of the Loan Documents but in any event may make disclosure:  (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section or terms at least as restrictive as the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other permitted transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent, the Issuing Bank or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower.

Section 13.10.  Indemnification.

(a)                                  Each of the Parent Guarantor and the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, any affiliate of the Administrative Agent, each of the Lenders and the Issuing Bank and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.10. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to:  (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents; (ix) the presence of any Hazardous Materials in, on, under or around any of the Properties; or (x) any violation or non-compliance by the Parent Guarantor, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent Guarantor, the Borrower or their Subsidiaries (or its respective properties) to be in compliance with such Environmental Laws; provided, however, that neither the Parent Guarantor nor the Borrower shall not be obligated to indemnify any Indemnified Party for (I) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (II) amounts in respect of taxes, deductions, withholdings or other governmental charges excluded from the definition of “Taxes” pursuant to Section 3.10.(a) or (III) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (except in connection with claims or disputes (x) relating to whether conditions to any Credit Event have been satisfied or (y) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender).

(b)                                 The Parent Guarantor’s and the Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent Guarantor or the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Parent Guarantor or the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)                                  This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)                                 All out of pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party shall be advanced by the Parent Guarantor and the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Parent Guarantor and the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)                                  An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Parent Guarantor and the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the

Parent Guarantor and the Borrower are required to indemnify an Indemnified Party pursuant hereto and (ii) the Parent Guarantor and the Borrower have provided evidence reasonably satisfactory to such Indemnified Party that the Parent Guarantor and the Borrower have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)                                    If and to the extent that the obligations of the Parent Guarantor and the Borrower hereunder are unenforceable for any reason, each of the Parent Guarantor and the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)                                 The Parent Guarantor’s and the Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.11.  Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired (other than Letters of Credit the expiration dates of which extend beyond the Maturity Date as permitted under Section 2.2.(b) and in respect of which the Borrower has satisfied the requirements of such Section and Section 2.14.), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as hereafter provided in this Section 13.11. and contingent indemnification obligations that have not been asserted) have been paid and satisfied in full, this Agreement shall terminate.  Promptly following such termination, each Lender shall promptly return to the Borrower any Revolving Note and/or Swingline Note issued to such Lender.  The provisions of Sections 3.10., 5.1., 5.4. and 13.5., the indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under Sections 12.6., 13.2., 13.10. and any other provision of this Agreement and the other Loan Documents, and (for as long as any Letters of Credit remain outstanding) the provisions of Sections 2.14. and 11.6., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.  Upon the Borrower’s request, the Administrative Agent agrees to deliver to the Borrower, at the Borrower’s sole cost and expense, written confirmation of the foregoing termination.

Section 13.12.  Severability of Provisions.

If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as thought the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14.  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15.  Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.16.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17.  Limitation of Liability.

None of the Administrative Agent, the Issuing Bank or any Lender, or any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank or any Lender or any of the Administrative Agent’s, the Issuing Bank’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.18.  Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.19.  Construction.

The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.

Section 13.20.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

RLJ LODGING TRUST, L.P.,
a Delaware limited partnership

By:	RLJ Lodging Trust,
a Maryland real estate investment trust,
its sole general partner

	By:	/s/ Thomas J. Baltimore, Jr.
	Name:	Thomas J. Baltimore, Jr.
	Title:	President and CEO

PARENT GUARANTOR:

RLJ LODGING TRUST,
a Maryland real estate investment trust

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: President and CEO

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Jennifer A. Dakin
Name: Jennifer A. Dakin
Title: Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

BANK OF AMERICA, N.A.,
as Syndication Agent and as a Lender

By:	/s/ Lesa J. Butler
Name: Lesa J. Butler
Title: Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Benjamin Adams
Name: Benjamin Adams
Title: Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

BARCLAYS BANK PLC

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Joanna Soliman
Name: Joanna Soliman
Title: Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

COMPASS BANK,
an Alabama banking corporation

By:	/s/ Kathryn T. Dearmond
Name: Kathryn T. Dearmond
Title: Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Daniel P. Stegemoeller
Name: Daniel P. Stegemoeller
Title: Senior Vice-President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

ROYAL BANK OF CANADA

By:	/s/ Meredith Majesty
Name: Meredith Majesty
Title: Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

SCOTIABANKC INC.

By:	/s/ J.F. Todd
Name: J.F. Todd
Title: Managing Director

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

THE BANK OF NOVA SCOTIA

By:	/s/ George M. Sherman
Name: George M. Sherman
Title: Director

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
June 20, 2011 with RLJ Lodging Trust, L.P.

RAYMOND JAMES BANK, FSB

By:	/s/ James M. Armstrong
Name: James M. Armstrong
Title: Vice President

[Signatures Continued on Next Page]

SCHEDULE I

COMMITMENTS

Wells Fargo Bank, National Association	$45,000,000
Bank of America, N.A.	$45,000,000
PNC Bank, National Association	$40,000,000
Barclays Bank PLC	$35,000,000
Deutsche Bank Trust Company Americas	$25,000,000
Compass Bank, an Alabama banking corporation	$25,000,000
Goldman Sachs Bank USA	$20,000,000
KeyBank National Association	$15,000,000
Royal Bank of Canada	$15,000,000
Scotiabanc, Inc.	$12,500,000
The Bank of Nova Scotia	$12,500,000
Raymond James Bank, FSB	$10,000,000

Total Commitments	$300,000,000

SCHEDULE 1.1.

List of Loan Parties

RLJ II — C MIRAMAR, LLC

RLJ II — R MIRAMAR, LLC

RLJ II — R LOUISVILLE DT KY, LLC

RLJ II — S LONGMONT, LLC

RLJ II — C SCHAUMBURG, LLC

RLJ II — CR AUSTIN DT, LP

RLJ II — R AUSTIN DT, LP

RLJ II — HG BLOOMINGTON, LLC

RLJ II — C GRAND JUNCTION, LLC

RLJ II — R GRAND JUNCTION, LLC

RLJ II — C AUSTIN AIR, LP

RLJ II — HS BRANDON, LLC

RLJ II — C HOUSTON GALLERIA, LP

RLJ II — EM DOWNEY, LP

RLJ II — HG ST. GEORGE, LLC

RLJ II — S BAKERSFIELD, LP

RLJ II — S GAINESVILLE, LLC

RLJ II — HA CLEARWATER, LLC

RLJ II — HA GARDEN CITY, LLC

RLJ II — HA LAS VEGAS, LLC

RLJ II — HA FORT WALTON BEACH, LLC

RLJ II — HH MYSTIC, LLC

RLJ II — MH LOUISVILLE DT, LLC

RLJ II — HOL AUSTIN, LP

RLJ II — C AUSTIN CENTRAL, LP

RLJ II — R SAN ANTONIO, LP

RLJ II — F AUSTIN CENTRAL, LP

RLJ II — F SAN ANTONIO DT, LP

RLJ II — F CHERRY CREEK, LLC

RLJ II — F INDY AIR, LLC

RLJ II — F KEY WEST, LLC

RLJ II — F MEMPHIS, LLC

RLJ II — R INDY AIR, LLC

RLJ III — F26 Manhattan, LLC

RLJ III — DBT Columbia, LLC

RLJ III — HGN Hollywood, LP

RLJ III — EM Columbus, LLC

RLJ III — EM Fort Myers, LLC

RLJ III — St. Charles Ave Hotel, LLC

RLJ III — HGN Durham, LLC

RLJ III — HGN Pittsburgh, LP

RLJ III — HA Houston Galleria, LP

RLJ III — C Buckhead, Inc.

RLJ III — EM West Palm Beach, Inc.

RLJ III — MH Denver Airport, Inc.

RLJ III — RH Pittsburgh, LP

RLJ III-R National Harbor, LLC

RLJ III-R Silver Spring, LLC

RLJ III-R Columbia, LLC

RLJ III-HG New Orleans Convention Center, LLC

RLJ III-HG West Palm Beach Airport, LLC

RLJ III-HA Denver Tech Center, LLC

RLJ III-HA West Palm Beach Airport, LLC

RLJ III — F Washington DC, LLC

SCHEDULE 1.2.

Permitted Liens

None.

SCHEDULE 4.1.

Initial Borrowing Base Properties

Borrowing Base Property	Unencumbered Asset Value
Courtyard Austin Airport	$18,454,791
Courtyard Austin-University Area	$19,196,593
Courtyard Austin Downtown/Convention Center	$56,906,959
Courtyard Atlanta Buckhead	$26,989,529
Courtyard Grand Junction	$16,343,338
Courtyard Houston by The Galleria	$28,406,114
Courtyard Fort Lauderdale SW/Miramar	$16,389,615
Courtyard Chicago Schaumburg	$20,040,992
Crowne Plaza Hotel West Palm Beach	$16,015,443
Doubletree Hotel Columbia	$10,457,037
Embassy Suites Columbus	$9,728,840
Embassy Suites Los Angeles-Downey	$43,672,957
Embassy Suites Fort Myers-Estero	$13,585,493
Fairfield Inn & Suites Denver Cherry Creek	$11,914,587
Fairfield Inn & Suites Key West	$23,125,119
Fairfield Inn & Suites Austin-University Area	$5,468,168
Fairfield Inn & Suites Indianapolis Airport	$6,644,507
Fairfield Inn & Suites Memphis	$2,200,615
Fairfield Inn & Suites San Antonio Downtown/Market Square	$12,800,226
Garden District Hotel	$6,746,699
Hampton Inn & Suites Clearwater/St. Petersburg-Ulmerton Road, FL	$16,735,839
Hampton Inn & Suites Las Vegas-Red Rock/Summerlin	$9,880,055
Hampton Inn Ft. Walton Beach	$17,020,934
Hampton Inn Garden City	$33,517,977
Hampton Inn Houston-Near The Galleria	20,300,000
Hilton Garden Inn Bloomington	$20,940,560
Hilton Garden Inn St. George	$17,563,242
Hilton Mystic	$21,955,609
Hilton New York/Fashion District (Fashion 26)	$121,941,913
Holiday Inn Austin-NW Plaza/Arboretum Area	$16,041,057
Hollywood Heights Hotel	$29,329,330
Homewood Suites by Hilton Tampa-Brandon	$14,391,698
Louisville Marriott Downtown	$105,636,709
Residence Inn Austin Downtown/Convention Center	$35,290,282
Residence Inn Louisville Downtown	$17,234,974
Residence Inn Grand Junction	$12,559,141
Residence Inn Indianapolis Airport	$8,388,015

Borrowing Base Property	Unencumbered Asset Value
Residence Inn Fort Lauderdale SW/Miramar	$17,316,645
Residence Inn San Antonio Downtown/Market Square	$17,742,260
SpringHill Suites Bakersfield	$11,648,677
SpringHill Suites Gainesville	$19,623,269
SpringHill Suites Boulder Longmont	$11,054,170
Wyndham Pittsburgh	$21,294,310
Wyndham Raleigh Durham-Research Triangle Park	$7,045,250

SCHEDULE 7.1.(b)

Ownership Structure

Part I

See organizational charts attached hereto as Annex I for each Subsidiary.

The Equity Interests of the following Subsidiaries are pledged to BSSF DT FINCO L.L.C. (“Doubletree Met Mezzanine Lender”) to secure the obligations of RLJ III — DBT Metropolitan Manhattan GP, LLC and RLJ III — DBT Metropolitan Manhattan, LP (collectively, the “Doubletree Met Mezzanine Borrowers”) under the Mezzanine Promissory Note, dated December 23, 2010, in the principal amount of $50,000,000.00, from the Doubletree Met Mezzanine Borrowers payable to the order of Doubletree Met Mezzanine Lender:

Subsidiary	Equity Interests Pledged
RLJ III — DBT Metropolitan Manhattan Lessee, LLC	100% membership interest
RLJ III — DBT Metropolitan Manhattan GP, LLC	100% membership interest
RLJ III — DBT Metropolitan Manhattan, LP	100% general and limited partnership interests

The Equity Interests of the following Subsidiaries are pledged to Lehman Brothers Holdings Inc. (“Summerfield Mezzanine Lender”) to secure the obligations of RLJ III-SF Senior Mezzanine Borrower, LLC (“Summerfield Mezzanine Borrower”) under the Amended and Restated Promissory Note (Mezzanine Loan), dated July 29, 2008, in the principal amount of $37,000,000.00, from Summerfield Mezzanine Borrower payable to the order of Summerfield Mezzanine Lender:

Subsidiary	Equity Interests Pledged
RLJ III-SF Senior Mezzanine Lessee, LLC	100% membership interest
RLJ III-SF Senior Mezzanine Borrower, LLC	100% membership interest
RLJ III-SF Dallas UT, LP	99.5% limited partnership interest
RLJ III-SF Dallas Lincoln Park, LP	99.5% limited partnership interest
RLJ III-SF Richardson, LP	99.5% limited partnership interest
RLJ III-SF Houston Galleria LP	99.5% limited partnership interest
RLJ III-SF Austin, LP	99.5% limited partnership interest
RLJ III-SF Colorado Springs, LLC	100% membership interest
RLJ III-SF Dallas UT General Partner, LLC	100% membership interest
RLJ III-SF Richardson General Partner, LLC	100% membership interest
RLJ III-SF Houston Galleria General Partner, LLC	100% membership interest
RLJ III-SF Austin General Partner, LLC	100% membership interest
RLJ III-SF Dallas UT Lessee, LP	99.5% limited partnership interest

Subsidiary	Equity Interests Pledged
RLJ III-SF Dallas Lincoln Park Lessee, LP	99.5% limited partnership interest
RLJ III-SF Richardson Lessee, LP	99.5% limited partnership interest
RLJ III-SF Houston Galleria Lessee, LP	99.5% limited partnership interest
RLJ III-SF Austin Lessee, LP	99.5% limited partnership interest
RLJ III-SF Colorado Springs Lessee, LLC	100% membership interest
RLJ III-SF Dallas UT Lessee General Partner LLC	100% membership interest
RLJ III-SF Dallas Lincoln Park Lessee General Partner, LLC	100% membership interest
RLJ III-SF Richardson Lessee General Partner, LLC	100% membership interest
RLJ III-SF Houston Galleria Lessee General Partner, LLC	100% membership interest
RLJ III-SF Austin Lessee General Partner, LLC	100% membership interest

Part II

None.

ANNEX I

Subsidiary Organizational Charts

SCHEDULE 7.1.(f)

Properties

Courtyard Chicago Downtown/Magnificent Mile

Courtyard Austin Downtown/Convention Center

Courtyard Austin-University Area

Courtyard Houston by The Galleria

Courtyard Atlanta Buckhead

Courtyard Chicago Midway Airport

Courtyard Chicago Schaumburg

Courtyard Boulder Louisville

Courtyard Salt Lake City Airport

Courtyard Austin Airport

Courtyard Fort Wayne

Courtyard Grand Junction

Courtyard Fort Lauderdale SW/Miramar

Courtyard Indianapolis at the Capitol

Courtyard Louisville Northeast

Courtyard Merrillville

Courtyard Houston Sugar Land

Courtyard Valparaiso

Courtyard Austin South

Courtyard Denver West/Golden

Courtyard Detroit Pontiac/Bloomfield

Courtyard Austin Northwest/Arboretum

Courtyard Dallas Mesquite

Courtyard Benton Harbor St. Joseph

Courtyard Goshen

Courtyard Tampa Brandon

Courtyard Denver Southwest/Lakewood

Courtyard Chicago Southeast/Hammond, IN

Courtyard Grand Rapids Airport

Courtyard Boulder Longmont

Courtyard South Bend Mishawaka

Courtyard San Antonio Airport/North Star Mall

Fairfield Inn & Suites Washington, DC/Downtown (Red Roof Inn)

Fairfield Inn & Suites Denver Cherry Creek

Fairfield Inn & Suites San Antonio Airport/North Star Mall

Fairfield Inn & Suites Chicago Midway Airport

Fairfield Inn & Suites Merrillville

Fairfield Inn & Suites San Antonio Downtown/Market Square

Fairfield Inn & Suites Tampa Brandon

Fairfield Inn & Suites Key West

Fairfield Inn & Suites Chicago Southeast/Hammond, IN

Fairfield Inn & Suites Indianapolis Airport

Fairfield Inn & Suites Austin South

Fairfield Inn & Suites Austin-University Area

Fairfield Inn & Suites Memphis

Fairfield Inn & Suites Valparaiso

Louisville Marriott Downtown

Auburn Hills Marriott Pontiac at Centerpoint

Denver Marriott South at Park Meadows

Denver Airport Marriott at Gateway Park

Austin Marriott South

Chicago Marriott Midway

Renaissance Pittsburgh Hotel

Renaissance Fort Lauderdale-Plantation Hotel

Renaissance Boulder FlatIron Hotel

Residence Inn Austin Downtown/Convention Center

Residence Inn National Harbor Washington, DC

Residence Inn Chicago Oak Brook

Residence Inn Houston by The Galleria

Residence Inn Louisville Downtown

Residence Inn Fort Lauderdale Plantation

Residence Inn Indianapolis Downtown on the Canal

Residence Inn Chicago Naperville/Warrenville

Residence Inn Fort Lauderdale SW/Miramar

Residence Inn Silver Spring

Residence Inn Chicago Schaumburg

Residence Inn Indianapolis Carmel

Residence Inn Detroit Pontiac/Auburn Hills

Residence Inn Columbia

Residence Inn Detroit Novi

Residence Inn Grand Junction

Residence Inn Salt Lake City Airport

Residence Inn Denver Southwest/Lakewood

Residence Inn Louisville Northeast

Residence Inn Austin Round Rock

Residence Inn Indianapolis Airport

Residence Inn San Antonio Downtown/Market Square

Residence Inn Austin North/Parmer Lane

Residence Inn Denver West/Golden

Residence Inn Boulder Louisville

Residence Inn Austin Northwest/Arboretum

Residence Inn Boulder Longmont

Residence Inn South Bend

Residence Inn Indianapolis Fishers

Residence Inn Chicago Southeast/Hammond, IN

Residence Inn Merrillville

Residence Inn Houston Sugar Land

Residence Inn Austin South

SpringHill Suites Denver North/Westminster

SpringHill Suites Austin South

SpringHill Suites Louisville Hurstbourne/North

SpringHill Suites Austin North/Parmer Lane

SpringHill Suites Chicago Schaumburg

SpringHill Suites Indianapolis Carmel

SpringHill Suites Gainesville

SpringHill Suites Bakersfield

SpringHill Suites Boulder Longmont

SpringHill Suites South Bend Mishawaka

SpringHill Suites Detroit Southfield

Doubletree Metropolitan Hotel New York City

Doubletree Hotel Columbia

Embassy Suites Tampa-Downtown Convention Center

Embassy Suites Columbus

Embassy Suites Los Angeles-Downey

Embassy Suites Fort Myers-Estero

Hampton Inn Houston-Near The Galleria

Hampton Inn Chicago-Midway Airport

Hampton Inn Garden City

Hampton Inn West Palm Beach Central Airport

Hampton Inn Ft. Walton Beach

Hampton Inn Merrillville

Hampton Inn & Suites Clearwater/St. Petersburg-Ulmerton Road, FL

Hampton Inn & Suites Denver Tech Center

Hampton Inn & Suites Las Vegas-Red Rock/Summerlin

Hilton New York/Fashion District (Fashion 26)

Hilton Mystic

Hilton Garden Inn New York/West 35th Street

Hilton Garden Inn New Orleans Convention Center

Hilton Garden Inn Chicago/Midway Airport

Hilton Garden Inn Bloomington

Hilton Garden Inn St. George

Hilton Garden Inn West Palm Beach Airport

Homewood Suites by Hilton Washington

Homewood Suites by Hilton Tampa-Brandon

Hyatt Summerfield Suites Dallas/Lincoln Park

Hyatt Summerfield Suites Houston/Galleria

Hyatt Summerfield Suites Dallas/Uptown

Hyatt Summerfield Suites Austin/Arboretum

Hyatt Summerfield Suites Dallas/Richardson

Hyatt Summerfield Suites Colorado Springs

Crowne Plaza Hotel West Palm Beach

Holiday Inn Austin-NW Plaza/Arboretum Area

Holiday Inn Select Grand Rapids Airport

Holiday Inn Express Chicago-Midway Airport

Holiday Inn Express Merrillville

Hollywood Heights Hotel

Garden District Hotel

Wyndham Pittsburgh

Wyndham Raleigh Durham-Research Triangle Park

Sleep Inn Midway Airport

SCHEDULE 7.1.(g)

Indebtedness and Guaranties

Indebtedness	Properties Subject to Liens Securing Indebtedness
$140,000,000 Term Loan	Ten properties subject to negative pledges
$48,000,000 — Senior $37,000,000 — Mezzanine	Hyatt Summerfield Suites Portfolio (six properties)
$60,000,000	Hilton Garden Inn New York / West 35th Street
$31,000,000	Homewood Suites by Hilton Washington
$40,000,000	Embassy Suites Tampa-Downtown Convention Center
$150,000,000 — Senior $50,000,000 — Mezzanine	Doubletree Metropolitan Hotel New York City
$4,396,615	Courtyard Grand Rapids Airport
$11,855,271	Courtyard Chicago Midway Airport
$5,062,266	SpringHill Suites Detroit Southfield
$5,143,096	Fairfield Inn & Suites Chicago Midway Airport
$2,686,506	Courtyard Denver Southwest/Lakewood
$4,409,539	Residence Inn Denver Southwest/Lakewood
$10,278,344	SpringHill Suites Denver North/Westminster
$9,173,434	Courtyard Boulder Louisville
$8,219,967	SpringHill Suites Louisville Hurstbourne/North
$5,684,336	SpringHill Suites South Bend Mishawaka
$8,852,522	SpringHill Suites Indianapolis Carmel
$5,386,020	Courtyard Austin South
$35,710,869	Courtyard Chicago Downtown / Magnificent Mile
$6,781,284	Courtyard Denver West/Golden
$6,043,982	Courtyard Boulder Longmont
$6,945,600	SpringHill Suites Austin North/Parmer Lane
$8,847,745	Residence Inn Indianapolis Carmel
$6,935,934	Residence Inn Denver West/Golden
$7,634,099	Residence Inn Louisville Northeast
$6,945,600	Residence Inn Boulder Longmont
$7,928,468	Residence Inn Austin North/Parmer Lane
$9,949,428	Residence Inn Chicago Naperville / Warrenville
$6,999,756	Residence Inn Detroit Novi
$11,412,156	Residence Inn Chicago Oak Brook
$9,356,428	Residence Inn Salt Lake City Airport
$5,578,088	Courtyard Goshen
$7,831,866	Courtyard Chicago Southeast / Hammond, IN
$9,361,620	Fairfield Inn & Suites San Antonio Airport / North Star Mall
$496,676,632 Wachovia Loans	Forty-three properties

Indebtedness	Properties Subject to Liens Securing Indebtedness
$6,708,669	Fairfield Inn & Suites Chicago Southeast / Hammond, IN
$35,493,209	Residence Inn and Courtyard Indianapolis
$6,882,907	Residence Inn Chicago Southeast / Hammond, IN
$9,800,661	Courtyard San Antonio Airport / North Star Mall
$85,000,000 notional swap-cash flow
$150,000,000 notional swap-cash flow
$40,000,000 notional swap-cash flow
$31,000,000 notional swap-cash flow

SCHEDULE 7.1.(h)

Material Contracts

None.

SCHEDULE 7.1.(i)

Litigation

None.

SCHEDULE 7.1.(s)

Affiliate Transactions

None.

SCHEDULE 11.1.(d)

Certain Non-Recourse Indebtedness

Mortgage loan secured by the New York LaGuardia Airport Marriott located in New York, New York.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower(s):	RLJ Lodging Trust, L.P.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $300,000,000 Credit Agreement dated as of June 20, 2011 among RLJ Lodging Trust, L.P., RLJ Lodging Trust, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Facility Assigned(7)	Aggregate Amount of Commitment/ Loans for all Lenders(8)	Amount of Commitment/ Loans Assigned(8)	Percentage Assigned of Commitment/ Loans(9)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	](10)

[Page break]

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

(8)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(10)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](11)
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S](12)
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

(11)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(12)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and](13) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:](14)

[NAME OF RELEVANT PARTY]

By:
Title:

(13)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(14)  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.  See Section 13.6 of Credit Agreement.

ANNEX 1

RLJ LODGING TRUST, L.P.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender(15); and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 7.1.(k) thereof or of the most recent financial statements delivered pursuant to Section 9.1. or 9.2. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(15)  Complete as applicable.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTICE OF BORROWING

            , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

608 Second Avenue South, 11th Floor

Minneapolis, Minnesota 55402

Attn:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”), RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                       Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $                           .

2.                                       The Borrower requests that such Revolving Loans be made available to the Borrower on                    , 20      .

3.                                       The Borrower hereby requests that the requested Revolving Loans all be of the following Type:

[Check one box only]

☐      Base Rate Loans

☐      LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]

☐  1 month

☐  3 months

☐  6 months

4.                                       The proceeds of this borrowing of Revolving Loans will be used for purposes that are consistent with the terms of Section 8.8. of the Credit Agreement.

5.                                       The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower by                                               .

B-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and no violation of the limits described in Section 2.15. would occur after giving effect thereto, and (b) the representations and warranties made or deemed made by the Parent Guarantor, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects), except to the extent (x) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall have been true and correct in all respects) on and as of such earlier date) and (y) of changes in factual circumstances permitted by the Loan Documents.  In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article VI. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Revolving Loans are made (it being understood that the Borrower makes no representation as to whether any condition that by its terms is subject to the satisfaction of the Administrative Agent has been satisfied).

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

RLJ LODGING TRUST, L.P.

By: RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

              , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

608 Second Avenue South, 11th Floor

Minneapolis, Minnesota 55402

Attn:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”),  RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.                                       The proposed date of such Continuation is                   , 20    .

2.                                       The aggregate principal amount of LIBOR Loans subject to the requested Continuation is $                                         and was originally borrowed by the Borrower on                  , 20     .

3.                                       The portion of such principal amount subject to such Continuation is $                                     .

4.                                       The current Interest Period for each of the LIBOR Loans subject to such Continuation ends on                        , 20       .

5.                                       The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐  1 month

☐  3 months

☐  6 months

C-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Continuation and after giving effect thereto, no Default or Event of Default exists or shall exist.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

RLJ LODGING TRUST, L.P.

By: RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONVERSION

                 , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

608 Second Avenue South, 11th Floor

Minneapolis, Minnesota 55402

Attn:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”), RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Revolving Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.                                       The proposed date of such Conversion is                            , 20     .

2.                                       The Revolving Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans

3.                                       The aggregate principal amount of Revolving Loans subject to the requested Conversion is $                                     and was originally borrowed by the Borrower on                            , 20     .

4.                                       The portion of such principal amount subject to such Conversion is $                                      .

D-1

5.                                       The amount of such Revolving Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐      Base Rate Loans

☐      LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]

☐    1 month

☐    3 months

☐    6 months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, no Default or Event of Default exists or shall exist (provided the certification under this clause shall not be made in connection with the Conversion of a Loan into a Base Rate Loan).

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

RLJ LODGING TRUST, L.P.

By: RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF SWINGLINE BORROWING

                 , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

608 Second Avenue South, 11th Floor

Minneapolis, Minnesota 55402

Attn:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”), RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                       Pursuant to Section 2.3.(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $                                      .

2.                                       The Borrower requests that such Swingline Loan be made available to the Borrower on                      , 20    .

3.                                       The proceeds of this Swingline Loan will be used for purposes that are consistent with the terms of Section 8.8. of the Credit Agreement.

4.                                       The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by                                                       .

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Parent Guarantor, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects), except to the extent (x) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall have been true and correct in all respects) on and as of such earlier date) and (y) of changes in factual circumstances permitted by the Loan Documents.  In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline

E-1

Loan contained in Article VI. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made (it being understood that the Borrower makes no representation as to whether any condition that by its terms is subject to the satisfaction of the Administrative Agent has been satisfied).

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.3.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

RLJ LODGING TRUST, L.P.

By: RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF GUARANTY

THIS GUARANTY dated as of June 20, 2011, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement (as defined below) (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”), RLJ Lodging Trust (which is one of the “Guarantors”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, and (b) the Lenders, the Issuing Bank and the Swingline Lender (the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, the Reimbursement Obligations and all other Letter of Credit Liabilities, and the payment of all interest, Fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any Guarantied Party thereunder (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar

Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all other Obligations; and (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor:  (a) to pursue any right or remedy any of them may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)           any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)           any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)           any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)            any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h)           any application of sums paid by the Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)            any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k)           any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l)            any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Administrative Agent and the Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the

Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes but specifically excluding any taxes, deductions, withholdings or other government charges excluded from the definition of “Taxes” pursuant to Section 3.10.(a)) of the Credit Agreement, and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Required Lenders exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the

Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY

FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 13.11. of the Credit Agreement.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 13.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in a writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor; provided, however, that any Subsidiary Guarantor may be released hereunder in accordance with the terms of Section 8.14(b) of the Credit Agreement and any Subsidiary may become a Guarantor hereunder by executing and delivering an Accession Agreement in accordance with Section 8.14(a) of the Credit Agreement.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Administrative Agent nor any of the Guarantied Parties, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any of the Guarantied Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.  Electronic Delivery of Certain Information.  Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5. of the Credit Agreement.

Section 30.  Definitions.  (a) For the purposes of this Guaranty:

“Accession Agreement” means an Accession Agreement in the form of Annex I hereto or in such other form as may be approved by the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

RLJ LODGING TRUST,
a Maryland real estate investment trust

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o RLJ Lodging Trust
3 Bethesda Center
Suite 1000
Bethesda, MD 20814
Attn:
Telecopy Number:
Telephone Number:

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                       , 20    , executed and delivered by                                          , a                           (the “New Guarantor”), in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of                   , 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”), RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, and (b) the Lenders, the Issuing Bank and the Swingline Lender (the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of June 20, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)           makes to the Administrative Agent and the Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o RLJ Lodging Trust
3 Bethesda Center
Suite 1000
Bethesda, MD 20814
Attn:
Telecopy Number:
Telephone Number:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT G

FORM OF REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, RLJ LODGING TRUST, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                         (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) at WELLS FARGO BANK, NATIONAL ASSOCIATION, [                                                                           ], or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of                                  AND       /100 DOLLARS ($                     ) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.6. of the Credit Agreement, this Note may not be assigned by the Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

[This Note is given in replacement of the Revolving Note dated              , 20    , in the original principal amount of $            previously delivered to the Lender under the Credit Agreement.  THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.

RLJ LODGING TRUST, L.P.

By:	RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS

This Note evidences Revolving Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT H

FORM OF SWINGLINE NOTE

$40,000,000	June 20, 2011

FOR VALUE RECEIVED, the undersigned, RLJ LODGING TRUST, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at its address at [                                                                     ], or at such other address as may be specified in writing by the Swingline Lender to the Borrower, the principal sum of FORTY MILLION AND NO/100 DOLLARS ($40,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Note is the Swingline Note referred to in the Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, RLJ Lodging Trust, the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder.  Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.6. of the Credit Agreement, this Note may not be assigned by the Swingline Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

RLJ LODGING TRUST, L.P.

By:	RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT I

TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐ NEW	☐ REPLACE PREVIOUS DESIGNATION	☐ ADD	☐ CHANGE	☐ DELETE LINE
NUMBER

The following representatives of RLJ Lodging Trust, L.P. (“Borrower”) are authorized to request the disbursement of the proceeds of Loans and initiate funds transfers for Loan Number 7000256 assigned to the revolving credit facility evidenced by the Credit Agreement dated June 20, 2011, among the Borrower, RLJ Lodging Trust, each of the financial institutions initially a signatory thereto together with their assignees under Section 13.6. thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent for the Lenders (the “Administrative Agent”) and the other parties thereto.  The Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount(1)
1.
2.
3.
4.
5.

[Continued on next page]

(1)  Maximum wire amount may not exceed the aggregate amount of the Commitments.

Beneficiary Bank and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

2.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

3.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

Date: , 20

“BORROWER”

RLJ Lodging Trust, L.P.

By:	RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

                              , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

1750 H Street N.W.
Suite 400
Washington, DC  20006
Attn:  Jennifer A. Dakin

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RLJ Lodging Trust, L.P. (the “Borrower”), RLJ Lodging Trust (the “Parent Guarantor”) the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 9.3. of the Credit Agreement, the undersigned, on behalf of the Borrower in his capacity as an officer of the Borrower and not individually, hereby certifies to the Administrative Agent and the Lenders as follows:

(1)           The undersigned is the                                            of the Parent Guarantor.

(2)           I have reviewed the terms of the Credit Agreement, and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements supporting the calculations set forth on Schedule I hereto.

(3)           To the best of my knowledge, information or belief, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Parent Guarantor and/or the Borrower with respect to such event, condition or failure].

(4)           The representations and warranties made or deemed made by the Parent Guarantor, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall be true and correct in all respects) on and as of the date hereof, except to the extent (x) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty includes a materiality standard, in which event it shall have been true and correct in all respects) on and as of such earlier date) and (y) of changes in factual circumstances permitted by the Loan Documents.

(5)           Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Parent Guarantor and its Subsidiaries were in compliance with the covenants contained in Section 10.1. of the Credit Agreement.

(6)           As of the date hereof the aggregate outstanding principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all outstanding Swingline Loans and the aggregate outstanding principal amount of all outstanding Letter of Credit Liabilities are less than or equal to the Maximum Loan Availability at such time.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

RLJ LODGING TRUST, L.P.

By:	RLJ Lodging Trust, its sole general partner

By:
Name:
Title:

Schedule 1

[Calculations to be Attached]